 Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

among

ROPER TECHNOLOGIES, INC., as Parent Borrower,

The Foreign Subsidiary Borrowers from Time to Time Parties Hereto,

The Several Lenders from Time to Time Parties Hereto,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., MIZUHO BANK, LTD.,

PNC BANK, NATIONAL ASSOCIATION, SUNTRUST BANK,

and TD BANK, N.A.,

as Documentation Agents,

WELLS FARGO BANK, N.A. and BANK OF AMERICA, N.A.,

as Syndication Agents,

and

JPMORGAN CHASE BANK, N.A., as Administrative Agent

Dated as of September 23, 2016

JPMORGAN CHASE BANK, N.A., WELLS FARGO SECURITIES, LLC and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Lead Arrangers

JPMORGAN CHASE BANK, N.A., WELLS FARGO SECURITIES, LLC and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Joint Bookrunners

TABLE OF CONTENTS

Page

SECTION 1.	DEFINITIONS	1
1.1	Defined Terms	1
1.2	Other Definitional Provisions	21
1.3	Exchange Rates	21
SECTION 2.	AMOUNT AND TERMS OF COMMITMENTS	22
2.1	Procedure for Term Loan Borrowing	22
2.2	Repayment of Term Loans	22
2.3	Revolving Commitments	22
2.4	Procedure for Revolving Loan Borrowing	22
2.5	Facility Fees, etc.	23
2.6	Termination or Reduction of Commitments	23
2.7	Optional Prepayments	23
2.8	Conversion and Continuation Options	23
2.9	Limitations on Eurocurrency Tranches	24
2.10	Interest Rates and Payment Dates	24
2.11	Computation of Interest and Fees	25
2.12	Inability to Determine Interest Rate	25
2.13	Pro Rata Treatment and Payments	26
2.14	Requirements of Law	27
2.15	Taxes	28
2.16	Indemnity	33
2.17	Change of Lending Office	33
2.18	Replacement of Lenders	33
2.19	Foreign Subsidiary Borrowers	34
2.20	Incremental Credit Extensions	34
2.21	Defaulting Lenders	35
2.22	Extension Option.	37
SECTION 3.	LETTERS OF CREDIT	38
3.1	L/C Commitment	38
3.2	Procedure for Issuance of Letter of Credit	39
3.3	Fees and Other Charges	40
3.4	L/C Participations	40
3.5	Reimbursement Obligation of the Parent Borrower	41
3.6	Obligations Absolute	41
3.7	Letter of Credit Payments	42

3.8	Applications	42
3.9	Cash Collateralization of Letters of Credit	42
SECTION 4.	REPRESENTATIONS AND WARRANTIES	42
4.1	Financial Condition	42
4.2	No Change	43
4.3	Existence; Compliance with Law	43
4.4	Power; Authorization; Enforceable Obligations	43
4.5	No Legal Bar	43
4.6	Litigation	44
4.7	Ownership of Property	44
4.8	Intellectual Property	44
4.9	Taxes	44
4.10	Federal Regulations	44
4.11	Labor Matters	44
4.12	ERISA; Employee Benefit plans	44
4.13	Investment Company Act; Other Regulations	45
4.14	Subsidiaries	45
4.15	Use of Proceeds	45
4.16	Environmental Matters	45
4.17	Accuracy of Information, etc.	46
4.18	Anti-Corruption Laws and Sanctions	46
4.19	EEA Financial Institutions	46
SECTION 5.	CONDITIONS PRECEDENT	46
5.1	Conditions to Initial Extension of Credit	46
5.2	Conditions to Each Extension of Credit	47
5.3	Initial Loan to Each Foreign Subsidiary Borrower	47
SECTION 6.	AFFIRMATIVE COVENANTS	48
6.1	Financial Statements	48
6.2	Certificates; Other Information	48
6.3	Payment of Taxes	49
6.4	Maintenance of Existence; Compliance	49
6.5	Maintenance of Property; Insurance	50
6.6	Inspection of Property; Books and Records; Discussions	50
6.7	Notices	50
6.8	Environmental Laws	50

SECTION 7.	NEGATIVE COVENANTS	50
7.1	Financial Condition Covenants	50
7.2	Indebtedness	51
7.3	Liens	52
7.4	Fundamental Changes	53
7.5	Disposition of Property	53
7.6	Restricted Payments	53
7.7	Transactions with Affiliates	53
7.8	Swap Agreements	53
7.9	Changes in Fiscal Periods	53
7.10	Negative Pledge Clauses	53
7.11	Clauses Restricting Subsidiary Distributions	54
SECTION 8.	EVENTS OF DEFAULT	54
SECTION 9.	THE AGENTS	57
9.1	Appointment	57
9.2	Delegation of Duties	57
9.3	Exculpatory Provisions	57
9.4	Reliance by Administrative Agent	57
9.5	Notice of Default	58
9.6	Non-Reliance on Agents and Other Lenders	58
9.7	Indemnification	58
9.8	Agent in Its Individual Capacity	59
9.9	Successor Administrative Agent	59
9.10	Documentation Agents and Syndication Agents	59
SECTION 10.	MISCELLANEOUS	59
10.1	Amendments and Waivers	59
10.2	Notices	61
10.3	No Waiver; Cumulative Remedies	62
10.4	Survival of Representations and Warranties	62
10.5	Payment of Expenses and Taxes	62
10.6	Successors and Assigns; Participations and Assignments	63
10.7	Adjustments; Set-off	67
10.8	Counterparts	67
10.9	Severability	67
10.10	Integration	67
10.11	GOVERNING LAW	68
10.12	Submission To Jurisdiction; Waivers	68
10.13	Acknowledgements	68

10.14	Confidentiality	69
10.15	WAIVERS OF JURY TRIAL	69
10.16	Judgment Currency	69
10.17	USA PATRIOT Act	70
10.18	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	70
10.19	Notice of Commitment Termination	70
SECTION 11.	GUARANTEE	71
11.1	Guarantee	71
11.2	No Subrogation	71
11.3	Amendments, etc. with Respect to the Foreign Borrower Obligations	72
11.4	Guarantee Absolute and Unconditional	72
11.5	Reinstatement	73
11.6	Payments	73
11.7	Subsidiary Guarantors	73

SCHEDULES:

1.1A	Revolving Commitments and L/C Commitments on Closing Date
3.1	Existing Letters of Credit
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.14	Subsidiaries
4.16	Environmental Matters
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens

EXHIBITS:

A	Form of Compliance Certificate
B	Form of Closing Certificate
C	Form of Assignment and Assumption
D-1	Form of U.S. Tax Compliance Certificate
D-2	Form of U.S. Tax Compliance Certificate
D-3	Form of U.S. Tax Compliance Certificate
D-4	Form of U.S. Tax Compliance Certificate
E	Form of New Lender Supplement
F	Form of Notice of Conversion/Continuation
G	Form of Joinder Agreement
H	Form of Subsidiary Guarantee

CREDIT AGREEMENT (this “Agreement”), dated as of September 23, 2016, among ROPER TECHNOLOGIES, INC. (formerly known as ROPER INDUSTRIES, INC.), a Delaware corporation (the “Parent Borrower”), the Foreign Subsidiary Borrowers (as defined below), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., MIZUHO BANK, LTD., PNC BANK, NATIONAL ASSOCIATION, SUNTRUST BANK and TD BANK, N.A., as documentation agents (in such capacity, the “Documentation Agents”), WELLS FARGO BANK, N.A. and BANK OF AMERICA, N.A., as syndication agents (in such capacity, the “Syndication Agents”), and JPMORGAN CHASE BANK, N.A., as administrative agent.

W I T N E S S E T H :

WHEREAS, the Parent Borrower and certain of its Subsidiaries (as defined below) entered into the Credit Agreement, dated as of July 27, 2012, as amended as of October 28, 2015 (as further amended to the date hereof, the “Existing Credit Agreement”), among the Parent Borrower, the Subsidiaries of the Parent Borrower party thereto, the several banks and other financial institutions or entities party thereto and the agents named therein; and

WHEREAS, the Borrowers (as defined below) are entering into this Agreement in order to refinance the Existing Credit Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.1       Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Eurocurrency Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Eurocurrency Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Eurocurrency Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the NYFRB Rate or the Eurocurrency Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acquisition”: any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Parent Borrower or any of its Subsidiaries (i) acquires any ongoing business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as a result of the consummation of the most recent transaction in a series of transactions) at least a majority of the voting power of the outstanding Capital Stock of a Person; provided that, notwithstanding the foregoing, any acquisition of Capital Stock of any Person that, as a result of which, would be accounted for on a consolidated basis with the Parent Borrower and its Subsidiaries in accordance with GAAP shall also constitute an “Acquisition”.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as an arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to control another Person if the controlling Person has the power to direct or cause the direction of the management and policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

“Agent Indemnitee”: as defined in Section 9.7.

“Agents”: the collective reference to the Syndication Agents, the Documentation Agents and the Administrative Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the then unpaid principal amount of such Lender’s Term Loans and (b) such Lender’s Revolving Commitments then in effect or, if any such Revolving Commitments have been terminated, the amount of such Lender’s relevant Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Parent Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin”: (a) for each Type of Loan (other than Incremental Term Loans), the rate per annum set forth under the relevant column heading pursuant to the Pricing Grid and (b) for Incremental Term Loans, such per annum rates as shall be agreed to by the Parent Borrower and the applicable Incremental Term Lenders as shown in the applicable Incremental Facility Activation Notice.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit C.

“Assuming Lender”: as defined in Section 2.22(b).

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower DTTP Filing”: an HM Revenue & Customs’ Form DTTP2, duly completed and filed by the relevant Borrower within the applicable time limit, which contains the scheme reference number and jurisdiction of tax residence provided by the relevant Lender to the Borrower and the Administrative Agent.

“Borrowers”: the collective reference to the Parent Borrower and the Foreign Subsidiary Borrowers.

“Borrowing Date”: any Business Day specified by the relevant Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that with respect to any borrowings, disbursements and payments in respect of and calculations, interest rates and Interest Periods pertaining to Eurocurrency Loans such day is also a day on which banks are open for general business in London.

“Calculation Date”: (a) three Business Days prior to the last Business Day of each calendar quarter and (b) any other Business Day selected by the Administrative Agent in its discretion.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any equivalent ownership interests in a Person (other than a corporation), any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and any warrants, rights or options to purchase any of the foregoing; provided that “Capital Stock” shall not include any debt securities convertible into equity securities prior to such conversion.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is September 23, 2016.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”: as to any Lender, its Revolving Commitment.

“Commonly Controlled Entity”: any trade or business, whether or not incorporated, which is under common control with the Parent Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Parent Borrower and which is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit A.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated September 7, 2016 and furnished to certain Lenders.

“Connection Taxes”: with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period, plus (A) without duplication and to the extent reducing Consolidated Net Income for such period, the sum of (i) income tax expense, (ii) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (iii) depreciation and amortization expense, (iv) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (v) any non-cash write-down in the value of intangibles, (vi) any non-cash expenses in connection with Capital Stock compensation, (vii) any extraordinary non-cash expenses or losses, (viii) documented losses or expenses associated with asset sales outside of the ordinary course of business; provided that the amount of any such cash charges and expenses shall not exceed $100,000,000 in the aggregate for any four-quarter period and (ix) the effect of non-cash purchase accounting adjustments made in accordance with GAAP, minus (B) without duplication and to the extent increasing Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (iii) income tax credits (to the extent not netted from income tax expense)

and (iv) the effect of non-cash purchase accounting adjustments made in accordance with GAAP, minus (C) any cash payments made during such period in respect of items described in clause (A)(vii) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses reduced Consolidated Net Income, all as determined on a consolidated basis.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters of the Parent Borrower (each, a “Test Period”) (other than pursuant to any determination of the Consolidated Interest Coverage Ratio), (i) if at any time during such Test Period the Parent Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Test Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Test Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Test Period and (ii) if during such Test Period the Parent Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Test Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Test Period. As used in this definition, (a) “Material Acquisition” means any acquisition of property or series of related acquisitions of property that constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person or that otherwise constitutes an Acquisition and (b) “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Group Members in excess of $50,000,000.

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Group Members, determined on a consolidated basis, for such period with respect to all outstanding Indebtedness of the Group Members (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP and are treated as interest expense in accordance with GAAP).

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Group Members, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Parent Borrower or is merged into or consolidated with any Group Member, (b) the income (or deficit) of any Person (other than a Subsidiary of the Parent Borrower) in which any Group Member has an ownership interest, except to the extent that any such income is actually received by the Parent Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Parent Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Assets”: at any date, total assets of the Group Members at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt”: at any date, the sum, without duplication, of (i) the aggregate principal amount of all Indebtedness of the Group Members at such date that appears (or is required to appear) on a consolidated balance sheet of the Parent Borrower and its Subsidiaries prepared on a consolidated basis in accordance with GAAP and (ii) obligations of the Group Members in respect of standby letters of credit backstopping other Indebtedness (it being understood that letters of credit backstopping performance obligations and performance bonds (and other obligations of a like nature) shall not be included in “Consolidated Total Debt”).

“Consolidated Total Leverage Ratio”: as of any date, the ratio of (a) Consolidated Total Debt on such date to (b) Consolidated EBITDA measured for the Test Period ended on such date.

“Consolidated Total Revenue”: as of any date, total revenues of the Group Members at such date, determined on a consolidated basis in accordance with GAAP for the Test Period most recently ended prior to such date.

“Consummation Date”: (a) with respect to a single Acquisition, the date on which such Acquisition is consummated and (b) with respect to a series or group of Acquisitions, the date on which the last Acquisition in such series or group of Acquisitions is consummated.

“Continuing Directors”: the directors of the Parent Borrower’s board of directors on the Closing Date and each other director nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: subject to Section 2.21, any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Parent Borrower or any Lender Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or the Parent Borrower, acting in good faith, to confirm in writing to the Administrative Agent and the Parent Borrower that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the Administrative Agent or the Parent Borrower, as applicable, of such written confirmation in form and substance satisfactory to it and the Administrative Agent (if the party requesting such confirmation is the Parent Borrower), or (d) has become, or its parent has become, the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Designated Letters of Credit”: as defined in Section 3.1(a).

“Determination Date”: each date that is three Business Days after any Calculation Date.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agents”: as defined in the preamble hereto.

“Dollar Equivalent”: on any date of determination, (a) for the purposes of determining compliance with Section 7 or the existence of an Event of Default under Section 8 (other than for the purpose of determining amounts outstanding hereunder, in which case clause (b) below shall govern), with respect to any amount denominated in a currency other than Dollars, the equivalent in Dollars of such amount, determined in good faith by the Parent Borrower in a manner consistent with the way such amount is or would be reflected on the Parent Borrower’s audited consolidated financial statements for the fiscal year in which such determination is made and (b) with respect to any amount hereunder denominated in any currency other than Dollars, the amount of Dollars that may be purchased with such amount of such currency at the Exchange Rate (determined as of the applicable Determination Date) with respect to such currency on such date.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Parent Borrower organized under the laws of any jurisdiction within the United States.

“EEA Financial Institution”: (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Group Member directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the environment or (e) any contract, agreement or other consensual arrangement entered into or binding on one or more Group Members pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Base Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the Eurocurrency Base Rate shall be the Interpolated Rate.

“Eurocurrency Loans”: Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1% if necessary):

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the reserve percentages (in each case expressed as a decimal fraction) for the maximum reserve requirements (including any marginal, special, emergency or supplemental reserves) established by any Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, as may be applicable to any Lender (without duplication of any amounts payable pursuant to Section 2.10(d)). Such reserve percentages shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board of Governors of the Federal Reserve System. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Eurocurrency Reserve Requirements shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement, and the Administrative Agent shall notify the Parent Borrower promptly of any such adjustment.

“Eurocurrency Tranche”: the collective reference to Eurocurrency Loans under a particular Facility and made in a particular currency the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Rate”: on any day, with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 A.M., Local Time, on such day on the applicable Reuters World Spot Page. In the event that any such rate does not appear on any Reuters World Spot Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates reasonably selected by the Administrative Agent in consultation with the Parent Borrower for such purpose or, at the discretion of the Administrative Agent in consultation with the Parent Borrower, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 A.M., Local Time, on such day for the purchase of the applicable currency for delivery three Business Days later, provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any other reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to the Administrative Agent or any Lender or required to be withheld or deducted from a payment to the Administrative Agent or any Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, that are Connection Taxes, (b) in the case of a Lender, U.S. federal and United Kingdom withholding Taxes (excluding (x) the portion of United Kingdom withholding Taxes with respect to which the applicable Lender is entitled to claim a reduction under an income tax treaty, and (y) United Kingdom withholding Taxes on payments made by any guarantor under any guarantee of the obligations) imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment (including, for the avoidance of doubt, United States withholding taxes imposed under Sections 871(a) and 881(a) of the Code with respect to any fees payable under this Agreement) pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to the Administrative Agent’s or such Lender’s failure to comply with Section 2.15(g) and (h), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement”: as defined in the recitals hereto.

“Extended Termination Date”: as defined in Section 2.22(a).

“Extension Agreement”: as defined in Section 2.22(a).

“Facility”: each of (a) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”) and (b) the Incremental Term Loans (the “Incremental Term Facility”).

“Facility Fee Rate”: as determined pursuant to the Pricing Grid.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing and any law or regulation (or official interpretation thereof) adopted pursuant to any such intergovernmental agreement.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.

“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) as applicable, the last day of the Revolving Commitment Period or the date on which all of the Term Loans or Revolving Commitments under a particular Facility have been paid in full or terminated.

“Foreign Borrower Obligations”: the collective reference to the unpaid principal of and interest on the Loans to and all other obligations and liabilities of each Foreign Subsidiary Borrower under the Loan Documents (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of such Loans and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to such Foreign Subsidiary Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by any Foreign Subsidiary Borrower pursuant to the terms of any of the foregoing agreements).

“Foreign Plan”: each “defined benefit plan” (within the meaning of Section 3(35) of ERISA) that is not subject to Title I of ERISA pursuant to Section 4(b)(4) of ERISA and is not subject to Title IV of ERISA pursuant to Section 4021(b)(7) of ERISA and is maintained or contributed to by any Borrower or any Commonly Controlled Entity.

“Foreign Subsidiary”: any Wholly Owned Subsidiary of the Parent Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Borrowers”: any Foreign Subsidiary with respect to which the conditions set forth in Sections 2.19 and 5.3 have been satisfied.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Parent Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of any financial covenants, standards or terms in this Agreement, then the Parent Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Parent Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Parent Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Group Members”: the collective reference to the Parent Borrower and its Subsidiaries.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar monetary obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Parent Borrower in good faith.

“Guarantor”: the Parent Borrower, together with any Subsidiary Guarantor.

“HMRC DT Treaty Passport scheme”: the Board of H.M. Revenue and Customs Double Taxation Treaty Passport scheme.

“Immaterial Subsidiary”: any Subsidiary of the Parent Borrower designated as such by the Parent Borrower that (a) did not, as of the last day of the fiscal quarter of the Parent Borrower most recently ended, have gross assets with a value in excess of 2.5% of Consolidated Total Assets or revenues representing in excess of 2.5% of Consolidated Total Revenue for the four fiscal quarters ended as of such date and (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of the Parent Borrower most recently ended, did not have gross assets with a value in excess of 5.0% of Consolidated Total Assets or revenues representing in excess of 5.0% of Consolidated Total Revenue for the four fiscal quarters ended as of such date.

“Impacted Interest Period”: as defined in the definition of “Eurocurrency Base Rate.”

“Incremental Amendment”: as defined in Section 2.20(a).

“Incremental Facility Activation Notice”: as defined in Section 2.20(a).

“Incremental Facility Closing Date”: as defined in Section 2.20(a).

“Incremental Term Lenders”: each Lender that holds an Incremental Term Loan.

“Incremental Term Loans”: any Loan made pursuant to Section 2.20(a).

“Incremental Term Maturity Date” with respect to any Incremental Term Loans to be made pursuant to any Incremental Term Facility Activation Notice, the maturity date specified in such Incremental Term Facility Activation Notice.

“Indebtedness”: of any Person at any date, without duplication, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property or services (other than accounts payable and other accrued obligations arising in the ordinary course of such Person’s business and other than earn-outs or other similar forms of contingent purchase prices), (c) obligations, whether or not assumed, of others secured by Liens on property or assets now or hereafter owned or acquired by such Person, other than Liens permitted under Section 7.3(d), (d) obligations which are evidenced by notes, acceptances, or other similar instruments, (e) Capital Lease Obligations, (f) obligations, contingent or otherwise, with respect to letters of credit or similar arrangements, (g) Off-Balance Sheet Liabilities, (h) Guarantee Obligations in respect of obligations of the kind referred to in clauses (a) through (g) above, and (i) for the purposes of Section 8(e) only, obligations in respect of Swap Agreements; provided, however, that “Indebtedness” shall exclude (x) obligations, contingent or otherwise, with respect to bids, trade, forward or futures contracts (other than in respect of borrowed money), leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and appeal bonds, and (y) obligations, contingent or otherwise, with respect to letters of credit or similar arrangements in support of obligations described in the immediately preceding clause (x). The amount of Indebtedness of any Person at any date shall be without duplication (i) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any Guarantee Obligations or contingent obligations described above at such date and (ii) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities”: as defined in Section 10.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months thereafter (or any other time period of less than one month reasonably acceptable to the Administrative Agent), as selected by the relevant Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months thereafter (or any other time period of less than one month reasonably acceptable to the Administrative Agent), as selected by the relevant Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., Local Time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)       if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)       no Borrower may select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the relevant Term Loans, as the case may be; and

(iii)       except with respect to any Interest Period shorter than one-month, any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interpolated Rate”: at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Issuing Lender”: JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, Bank of America, N.A., or in each case any affiliate thereof, or any other Lender that agrees to be an Issuing Lender and is reasonably acceptable to the Administrative Agent, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender with respect to the relevant Letter of Credit.

“Judgment Currency”: as defined in 10.16(a).

“Judgment Currency Conversion Date”: as defined in 10.16(a).

“L/C Commitment”: as to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit pursuant to Section 3 in an aggregate undrawn, unexpired face amount plus the aggregate unreimbursed drawn amount thereof at any time not to exceed the amount set forth under the heading “L/C Commitment” opposite such Issuing Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Issuing Lender becomes a party hereto (its “Initial L/C Commitment”), in each case, as the same may be changed from time to time pursuant to the terms hereof; provided that the amount of any Issuing Lender’s L/C Commitment may be (i) increased subject only to the consent of such Issuing Lender and the Parent Borrower (and notified to the Administrative Agent) or (ii) decreased, but only to the extent it is not decreased below the Initial L/C Commitment of such Issuing Lender, subject only to the consent of such Issuing Lender and the Parent Borrower (and notified to the Administrative Agent); provided further that in no event shall the aggregate L/C Commitments in effect at any time exceed the L/C Sublimit.

“L/C Sublimit”: $150,000,000.

“L/C Exposure”: at any time, the total L/C Obligations. The L/C Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total L/C Exposure at such time.

“L/C Obligations”: at any time, an amount equal to the sum of the Dollar Equivalent of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: the collective reference to all Revolving Lenders other than the Issuing Lender.

“Lender Party”: the Administrative Agent, the Issuing Lender or any other Lender.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: as defined in Section 3.1(a).

“LIBO Screen Rate”: for any day and time, with respect to any Eurocurrency Loan for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien”: any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing), but excluding any licensing of products, services or Intellectual Property in the ordinary course of business.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Notes, each Subsidiary Guarantee and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: collectively, the Borrowers and the Guarantors.

“Local Time”: (a) in the case of Letters of Credit denominated in a currency other than Dollars, such time as the Administrative Agent shall reasonably determine and (b) in all other cases, New York City time.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate amount of the Incremental Term Loans or Revolving Extensions of Credit, as the case may be, outstanding thereunder (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments thereunder, the holders of more than 50% of such Revolving Commitments).

“Material Adverse Effect”: a material adverse effect on (a) the business, operations or financial condition of the Group Members taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights to payment and remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, in each case to the extent regulated under any Environmental Law.

“Material Subsidiary”: any Subsidiary of the Parent Borrower that is not an Immaterial Subsidiary.

“Moody’s”: Moody’s Investors Service, Inc.

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lender Supplement”: a supplement substantially in the form of Exhibit E.

“Non-Consenting Lender” has the meaning assigned to such term in Section 10.1.

“Non-Excluded Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Non-Extending Lender”: as defined in Section 2.22(b).

“Non-U.S. Lender”: a Lender that is not a U.S. Person.

“Notes”: the collective reference to any promissory note evidencing Loans.

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligation Currency” as defined in 10.16(a).

“Off-Balance Sheet Liabilities” of a Person means (a) any repurchase obligation or liability of such Person or any of its Subsidiaries under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (b) any liability of such Person or any of its Subsidiaries under any so-called “synthetic” lease transaction, or (c) any obligations of such Person or any of its Subsidiaries arising with respect to any other transaction which is the functional equivalent of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries but which appears as a footnote in the financial statements.

“Other Taxes”: all present or future stamp, court, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, except any such Taxes that are Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent Borrower”: as defined in the preamble hereto.

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee pension benefit plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Grid”: the table set forth below.

Senior Unsecured Long-Term Debt Rating (Moody’s/S&P)	Applicable Margin for Eurocurrency Loans	Applicable Margin for ABR Loans	Facility Fee Rate
A3/A- or better	0.900%	0.000%	0.100%
Baa1/BBB+	1.000%	0.000%	0.125%
Baa2/BBB	1.100%	0.100%	0.150%
Baa3/BBB-	1.300%	0.300%	0.200%
Less than Baa3/BBB-	1.450%	0.450%	0.300%

In the foregoing chart, “Senior Unsecured Long-Term Debt Rating” refers to the rating on the Facilities, or in the absence of such rating, on any other senior unsecured long-term debt of the Parent Borrower. In the case of any “split” rating from Moody’s and S&P, the rating will be deemed to be the higher of the two ratings unless the ratings are two or more levels apart, in which case the rating will be deemed to be one level above the lower rating. If the ratings of either S&P or Moody’s changes, the Applicable Margin shall adjust, and such adjustment shall be effective, on the first Business Day following the date on which such change in rating is first publicly announced. If at the Closing Date the Parent Borrower has not received a Senior Unsecured Long-Term Debt Rating from each of S&P and Moody’s, then the Applicable Margin shall be based on the “Issuer Rating” from S&P and the “Corporate Family Rating” from Moody’s; provided that if the Parent Borrower has not received a Senior Unsecured Long-Term Debt Rating from each of S&P and Moody’s on the date that is three-months after the Closing Date, the Applicable Margin shall be based on the lowest rating (Less than Baa3/BBB-) until such time as a Senior Unsecured Long-Term Debt Rating from each of S&P and Moody’s has been received.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A., in connection with extensions of credit to debtors); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prohibited Transaction”: has the meaning assigned to such term in Section 406 of ERISA and Section 4975(f) of the Code.

“Projections”: as defined in Section 6.2(c).

“Properties”: the facilities or properties owned, leased or operated by any Group Member.

“Qualifying Material Acquisition”: any Acquisition, or the last to occur of a group of Acquisitions (whether or not related to each other) consummated within a period of six consecutive months, if the aggregate amount of consideration paid in respect of, and indebtedness incurred to finance, such Acquisition (or, if applicable, such group of Acquisitions) is in the aggregate at least $500,000,000 and the Parent Borrower has designated such Acquisition as a “Qualifying Material Acquisition” by written notice (a “QMA Notice”) to the Administrative Agent; provided that such QMA Notice shall be irrevocable and the applicable QMA Notice Date must occur on or prior to the date on which the Compliance Certificate for the fiscal quarter during which the Consummation Date occurs is due in accordance with Section 6.2(b).

“QMA Notice”: as defined in the definition of “Qualifying Material Acquisition”.

“QMA Notice Date”: with respect to any QMA Notice, the date on which such QMA Notice is delivered to the Administrative Agent.

“Register”: as defined in Section 10.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Parent Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of the sum of (a) the aggregate unpaid principal amount of the Term Loans then outstanding and (b) the aggregate Revolving Commitments then in effect (or, if the Revolving Commitments have been terminated under any Facility, the sum of (i) the Revolving Commitments then in effect (if any) and (ii) the aggregate amount of the Revolving Extensions of Credit then outstanding) provided, however, that, except as otherwise provided in Section 2.21(b), if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the aggregate principal amount of the Term Loans and Revolving Commitments of such Lender outstanding or in effect at such time (or, if the Revolving Commitments have been terminated under any Facility, (i) the Revolving Commitments of such Lender then in effect (if any) and (ii) the Revolving Extensions of Credit of such Lender then outstanding).

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reset Date: as defined in Section 1.3(a).

“Responsible Officer”: the chief executive officer, president, chief financial officer, treasurer or controller of the Parent Borrower and any other officer of the Parent Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent, but in any event, with respect to financial matters, the chief financial officer, treasurer or controller of the Parent Borrower.

“Restricted Payment”: means the declaration or payment of any dividend by the Parent Borrower (other than dividends payable solely in common stock of such the Parent Borrower) on, or the making of any payment on account of, or the setting apart of assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of the Parent Borrower, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent Borrower.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption or the Incremental Facility Activation Notice pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the aggregate Revolving Commitments is $2,500,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.3(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the aggregate Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans and L/C Exposure then outstanding constitutes of the aggregate principal amount of the Revolving Loans and L/C Exposure then outstanding; provided that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”: the later of (a) the fifth anniversary of the Closing Date and (b) for any Lender agreeing to extend its Revolving Termination Date pursuant to Section 2.22, the Extended Termination Date to which the Revolving Termination Date of such Lender has been extended; provided, however, that if such date is not a Business Day, the Revolving Termination Date shall be the next preceding Business Day.

“S&P”: Standard & Poor’s Financial Services LLC.

“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and Crimea).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions”: all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Specified Revolving Lender”: as defined in Section 2.19.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Guarantee”: a Subsidiary Guarantee, substantially in the form of Exhibit H.

“Subsidiary Guarantor”: any Person that becomes a Subsidiary Guarantor pursuant to Section 11.7.

“Successor Borrower”: as defined in 10.6(f).

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Group Member shall be a “Swap Agreement”.

“Syndication Agents”: as defined in the preamble hereto.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lenders”: the reference to the Incremental Term Lenders, if any.

“Term Loans”: the reference to the Incremental Term Loans, if any.

“Test Period”: as defined in the definition of “Consolidated EBITDA”.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.

“UK Borrower”: any Borrower (i) that is organized or formed under the laws of the United Kingdom or (ii) payments from which under this Agreement or any other Loan Document are subject to withholding Taxes imposed by the laws of the United Kingdom.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: as defined in Section 2.15(g)(ii)(B).

“United States”: the United States of America.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withholding Agent”: any Borrower and the Administrative Agent.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2       Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time and (vi) where applicable, any amount (including, without limitation, minimum borrowing, prepayment or repayment amounts) expressed in Dollars shall, when referring to any currency other than Dollars, be deemed to mean an amount of such currency having a Dollar Equivalent approximately equal to such amount.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3       Exchange Rates. Not later than 1:00 P.M., Local Time, on each Calculation Date, the Administrative Agent shall (a) determine the Exchange Rate as of such Calculation Date for each currency other than Dollars in which a Letter of Credit is then outstanding and (b) give notice thereof to the Parent Borrower. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”) and shall remain effective until the next succeeding Reset Date.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1       Procedure for Term Loan Borrowing. Any funding of Incremental Term Loans shall be made pursuant to such procedures as shall be agreed to by the Parent Borrower, the relevant Incremental Term Lenders and the Administrative Agent.

2.2       Repayment of Term Loans. The Incremental Term Loans of each Incremental Term Lender shall mature in consecutive installments (which shall be no more frequent than quarterly), if any, as specified in the Incremental Facility Activation Notice pursuant to which such Incremental Term Loans were made.

2.3       Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans in Dollars (“Revolving Loans”) to the Borrowers from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the L/C Obligations then outstanding, does not exceed such Lender’s Revolving Commitment. During the Revolving Commitment Period the relevant Borrowers may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the relevant Borrower and notified to the Administrative Agent in accordance with Section 2.8. No Revolving Loans shall be made if the Revolving Extensions of Credit would exceed the Revolving Commitment.

(b) Each Borrower shall repay all outstanding Revolving Loans borrowed by it on the Revolving Termination Date.

(c) Any Lender may request that Loans made by it be evidenced by a Note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.6) be represented by one or more Notes in such form payable to the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

2.4       Procedure for Revolving Loan Borrowing. The Borrowers may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the relevant Borrower shall give the Administrative Agent irrevocable written notice (which notice must be received by the Administrative Agent (a) prior to 11:00 A.M., Local Time, three Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans, or (b) prior to 2:00 P.M., Local Time, on the requested Borrowing Date, in the case of ABR Loans) specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurocurrency Loans, the respective amounts of each such Type of Loan, the respective lengths of the initial Interest Period therefor and the details of the account to which funds are to be paid. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurocurrency Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Revolving Lender thereof. Each relevant Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the relevant Borrower at the Funding Office prior to (a) in the case of Eurocurrency Loans, 1:00 P.M., Local Time and (b) in the case of ABR Loans, 4:00 P.M., Local Time, in each case on the Borrowing

Date requested by the relevant Borrower in funds immediately available to the Administrative Agent; provided that any Revolving Lender may make any Revolving Loan to any Foreign Subsidiary Borrower by causing any domestic or foreign branch or affiliate of such Revolving Lender to make such Revolving Loan. Such borrowing will then be made available to the relevant Borrower by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders.

2.5       Facility Fees, etc. (a) The Parent Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a facility fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Facility Fee Rate on the Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Closing Date.

(b) The Parent Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.6       Termination or Reduction of Commitments. The Parent Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the aggregate Revolving Extensions of Credit would exceed the aggregate Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the relevant Revolving Commitments then in effect.

2.7       Optional Prepayments. The relevant Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable written notice delivered to the Administrative Agent no later than 11:00 A.M., Local Time, three Business Days prior thereto, in the case of Eurocurrency Loans, and no later than 11:00 A.M., Local Time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans or ABR Loans; provided that if such notice is given in connection with a conditional notice of termination of the Revolving Commitments and a refinancing of all Loans outstanding hereunder, such notice may be conditional on the effectiveness of the replacement credit agreement or other similar document and may be revoked by the Parent Borrower if such condition is not satisfied, subject to Section 2.16; provided further that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, such Borrower shall also pay any amounts owing pursuant to Section 2.16. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given and not revoked as provided in the preceding sentence, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

2.8       Conversion and Continuation Options. (a) The Parent Borrower may elect from time to time to convert Eurocurrency Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., Local Time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto. The Parent Borrower may elect from time to time to convert ABR Loans to Eurocurrency Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., Local Time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurocurrency Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the relevant Borrower giving irrevocable written notice to the Administrative Agent substantially in the form of Exhibit F and in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurocurrency Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the relevant Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall (i) in the case of Eurocurrency Loans, be automatically converted to ABR Loans on the last day of such then expiring Interest Period and (ii) otherwise, where the relevant Borrower has failed to give a notice of continuation by 11:00 A.M. Local Time three Business Days prior to the end of the expiring Interest Period, be automatically continued as a Eurocurrency Loan with an Interest Period of one month. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.9       Limitations on Eurocurrency Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurocurrency Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Eurocurrency Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than fifteen Eurocurrency Tranches shall be outstanding at any one time.

2.10       Interest Rates and Payment Dates. (e) Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% per annum or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2% per annum, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% per annum (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2% per annum), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Banks but excluding requirements reflected in the Eurocurrency Reserve Requirements) in respect of any of such Lender’s Eurocurrency Loans in any currency other than Dollars, such Lender may require the Parent Borrower to pay, contemporaneously with each payment of interest on each of such Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.

(e) Any additional interest owed pursuant to paragraph (d) above shall be determined by the Administrative Agent and notified to the Parent Borrower in the form of a certificate setting forth such additional interest at least five Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to the Parent Borrower by the Administrative Agent shall be payable to the Administrative Agent for the account of the respective Lender on each date on which interest is payable for such Loan.

(f) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.11       Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate and Loans denominated in Sterling, the interest thereon shall be calculated on the basis of a 365-(or 366, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Parent Borrower and the relevant Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Parent Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.

2.12       Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurocurrency Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the relevant Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurocurrency Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any ABR Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurocurrency Loans shall be continued as ABR Loans and (z) any outstanding Eurocurrency Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, (A) no further Eurocurrency Loans under any affected Facility shall be made or continued as such, nor shall the Parent Borrower have the right to convert Loans under any such Facility to Eurocurrency Loans and (B) upon the request of the Parent Borrower to the Administrative Agent, the Parent Borrower and the Administrative Agent shall enter into good faith negotiations to add a competitive bid facility, on customary terms reasonably satisfactory to the Borrower and the Administrative Agent, to this Agreement and, if necessary, the other Loan Documents and make any amendments to this Agreement or the Loan Documents to the extent necessary to reflect the existence of such competitive bid facility.

2.13       Pro Rata Treatment and Payments. (a) Each borrowing by any Borrower from the Lenders hereunder, each payment by any Borrower on account of any facility fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the respective Revolving Percentages of the relevant Lenders.

(b) Each payment by any Borrower on account of principal of and interest on the Revolving Loans under a particular Facility shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders under such Facility.

(c) All payments (including prepayments) to be made by any Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, Local Time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (or, in the case of Dollar-denominated Loans, if greater, the Federal Funds Effective Rate), for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the relevant Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the relevant Borrower prior to the date of any payment due to be made by the relevant Borrower hereunder that the relevant Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the relevant Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing in this Section 2.13(e) shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

2.14       Requirements of Law. (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof (but excluding any expected adoption or change in any Requirement of Law reasonably contemplated by any Lender, Participant or Assignee, based upon the conditions applicable on the Closing Date (in the case of the initial Lenders) or on the date such Participant or Assignee first acquires rights under this Agreement):

(i)       shall subject any Lender to any Taxes (other than Non-Excluded Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)       shall impose, modify or hold applicable any new reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurocurrency Rate or otherwise assessed pursuant to Section 2.10(d); or

(iii)       shall impose on such Lender any other new condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the relevant Borrower shall promptly pay such Lender, upon its written demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly certify in writing to the relevant Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Parent Borrower (with a copy to the Administrative Agent) of a written certification therefor, the Parent Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in Requirement of Law, regardless of the date enacted, adopted, issued or implemented.

(d) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the relevant Borrower (with a copy to the Administrative Agent) shall be presumed correct, subject to evidence to the contrary. Notwithstanding anything to the contrary in this Section, no Borrower shall be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the relevant Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.15       Taxes. (a) For purposes of this Section, the term “applicable law” includes “FATCA.”

(b) All payments made by or on account of any Loan Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by such Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. If any Non-Excluded Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable shall be increased by such Loan Party as necessary so that, after such deduction or withholding has been made (including any such deductions and withholdings applicable to additional sums payable under this Section 2.15), the amounts received with respect to this Agreement equal the sum which would have been received had no such deduction or withholding been made.

(c) In addition, the Loan Parties shall pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(d) As promptly as possible after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.15, such Loan Party shall send to the Administrative Agent for its own account as well as for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Loan Party or other evidence reasonably satisfactory to the Administrative Agent showing payment thereof.

(e) The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, as promptly as possible but in no event later than 30 days after demand therefor, for the full amount of any Non-Excluded Taxes (including Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent or such Lender or required to be withheld or deducted from a payment to the Administrative Agent or such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Parent Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(f) Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes that are Non-Excluded Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(g)

(i)       Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to any Borrower and the Administrative Agent, at the time or times reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)       Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)       any Lender that is a U.S. Person shall deliver to the Parent Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)       any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)       in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)       executed originals of IRS Form W-8ECI;

(3)       in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E (as applicable); or

(4)       to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C)       any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)       if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Additional United Kingdom Withholding Tax Matters.

(i)       Subject to (ii) below, each Lender and each UK Borrower which makes a payment to such Lender shall cooperate in completing any procedural formalities necessary for such UK Borrower to obtain authorization to make such payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(ii)       (A) A Lender on the Closing Date that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to each UK Borrower and the Administrative Agent; and

(B) a Lender which becomes a Lender hereunder after the Closing Date that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to each UK Borrower and the Administrative Agent, and

(C) Upon satisfying either clause (A) or (B) above, such Lender shall have satisfied its obligation under paragraph (h)(i) above.

(iii)       If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (h)(ii) above, the UK Borrower(s) shall make a Borrower DTTP filing with respect to such Lender, and shall promptly provide such Lender with a copy of such filing; provided that, if:

(A) each UK Borrower making a payment to such Lender has not made a Borrower DTTP Filing in respect of such Lender; or

(B) each UK Borrower making a payment to such Lender has made a Borrower DTTP Filing in respect of such Lender but:

(1) such Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(2) HM Revenue & Customs has not given such UK Borrower authority to make payments to such Lender without a deduction for tax within 60 days of the date of such Borrower DTTP Filing;

and in each case, such UK Borrower has notified that Lender in writing of either (1) or (2) above, then such Lender and such UK Borrower shall co-operate in completing any additional procedural formalities necessary for such UK Borrower to obtain authorization to make that payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(iv)       If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (h)(ii) above, no UK Borrower shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender's Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(v)       Each UK Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of such Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(vi)       Each Lender shall notify the Borrower and Administrative Agent if it determines in its sole discretion that it is ceases to be entitled to claim the benefits of an income tax treaty to which the United Kingdom is a party with respect to payments made by any U.K. Borrower hereunder.

(i) If any party determines, in its sole discretion, exercised in good faith, that it has received a refund or credit of any Taxes as to which it has been indemnified by any party pursuant to this Section 2.15 (including by payment of additional amounts pursuant to this Section 2.15), it shall promptly pay over such refund or the amount of such credit to such indemnifying party (but only to the extent of indemnity payments made, under this Section 2.15 with respect to the Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided that such indemnifying party, upon the request of such indemnified party, agrees to repay the amount paid over to such indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such indemnified party in the event the indemnified party is required to repay such refund or the amount of such credit to such Governmental Authority. This paragraph shall not be construed to require such indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to such indemnifying party or any other Person.

(j) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16       Indemnity. Each Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment of or conversion from Eurocurrency Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement (unless such notice shall have been revoked in accordance with the provisions of this Agreement) or (c) the making of a prepayment of Eurocurrency Loans on a day that is not the last day of an Interest Period with respect to the relevant Eurocurrency Loans. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment, creation or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the relevant interbank eurocurrency market. A certificate as to any amounts payable pursuant to this Section submitted to the relevant Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17       Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14 or 2.15(b) with respect to such Lender, it will, if requested by the Parent Borrower, use reasonable efforts to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender exercised in good faith, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.14 or 2.15(b).

2.18       Replacement of Lenders. The Parent Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.14 or 2.15(b), (b) becomes a Defaulting Lender or (c) is a Specified Revolving Lender, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) in the case of clause (a) above, prior to any such replacement, such Lender shall have taken no action under Section 2.17 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.14 or 2.15(b), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the relevant Borrowers shall be liable to such replaced Lender under Section 2.16 if any Eurocurrency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Parent Borrower shall be obligated to pay the registration and processing fee referred to in Section 10.6(b)(ii)(B)), (viii) in the case of clause (a) above, until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.14 or 2.15(b), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and

Assumption executed by the Parent Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

2.19       Foreign Subsidiary Borrowers. The Parent Borrower may at any time, with the prior consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), add as a party to this Agreement any Foreign Subsidiary to be a Foreign Subsidiary Borrower upon satisfaction of the conditions specified in Section 5.3, in which case such Subsidiary shall for all purposes be a party hereto as a Foreign Subsidiary Borrower as fully as if it had executed and delivered this Agreement. The Administrative Agent shall notify the Revolving Lenders at least 5 Business Days prior to granting such consent, and shall withhold such consent if any such Lender (a “Specified Revolving Lender”) notifies the Administrative Agent within 5 Business Days (or such longer time period as the Administrative Agent and the Parent Borrower may reasonably agree) that it is not permitted by applicable Requirements of Law (including any requirements of the Patriot Act or any similar “know your customer” or other similar checks under all applicable laws and regulations, anti-money laundering requirements, Sanctions and local approvals) to make Loans to the relevant Foreign Subsidiary. So long as the principal of and interest on any Loans made to any Foreign Subsidiary Borrower under this Agreement shall have been paid in full and all other obligations of such Foreign Subsidiary Borrower under this Agreement shall have been fully performed, the Parent Borrower may, by not less than three Business Days’ prior notice to the Administrative Agent (which shall promptly notify the relevant Lenders thereof), terminate such Subsidiary’s status as a “Foreign Subsidiary Borrower”.

2.20       Incremental Credit Extensions. (a) The Parent Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (x) one or more tranches of term loans (the “Incremental Term Loans”) or (y) one or more increases in the amount of the Revolving Commitments (each such increase, a “Revolving Commitment Increase”), provided that (i) both at the time of any such request and after giving effect to the effectiveness of any Incremental Amendment referred to below (including, in the case of any Incremental Term Loan, after giving effect thereto), no Default or Event of Default shall exist and (ii) the Parent Borrower shall be in compliance with the covenants set forth in Section 7.1 determined on a pro forma basis as of the last day of the most recent fiscal quarter for which financial statements have been delivered hereunder, in each case, as if such Incremental Term Loans or Revolving Commitment Increases, as applicable, had been outstanding on the last day of such fiscal quarter for testing compliance therewith and after giving effect to the intended use of proceeds thereof. Each tranche of Incremental Term Loans and each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $50,000,000 (provided that such amount may be less than $50,000,000 if (x) such amount represents all remaining availability under the limit set forth in the next sentence or (y) if otherwise agreed to by the Administrative Agent). Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Term Loans and the Revolving Commitment Increases shall not exceed $500,000,000. The Incremental Term Loans shall rank pari passu in right of payment with the Revolving Loans. Each notice (each, an “Incremental Facility Activation Notice”) from the Parent Borrower pursuant to this Section 2.20, which shall be in form reasonably satisfactory to the Administrative Agent, shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Revolving Commitment Increases, including, in the case of Incremental Term Loans, (i) the applicable Incremental Term Maturity Date, (ii) the amortization schedule, if any, for such Incremental Term Loans, (iii) the Applicable Margin for such Incremental Term Loans and (iv) the proposed original issue discount applicable to such Incremental Term Loans, if any. Incremental Term Loans may be made, and Revolving Commitment Increases may be provided, by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld, delayed or conditioned) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment

Increases if such consent would be required under Section 10.6 for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Lender. Commitments in respect of Incremental Term Loans and Revolving Commitment Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Lender with a Revolving Commitment, an increase in such Lender’s applicable Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed (in the case of such amendment to this Agreement) by the Parent Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. Any Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the provisions of this Section. The effectiveness of any Incremental Amendment shall be subject to the (i) execution of a New Lender Supplement by each Lender not previously party to this Agreement, and (ii) satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 5.2 and, if applicable Section 5.3 (it being understood that all references to “the date of such extension of credit” or similar language in such Section 5.2 and, if applicable, Section 5.3, shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. The Parent Borrower may use the proceeds of the Incremental Term Loans and Revolving Commitment Increases for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans or Revolving Commitment Increases unless it so agrees. Upon each increase in the Revolving Commitments, if any, pursuant to this Section, (a) each Lender with a Revolving Commitment immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Lender with a Revolving Commitment (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Commitments of all Lenders with Revolving Commitments represented by such Lender’s Revolving Commitment and (b) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in Revolving Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.16. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(b)       This Section 2.20 shall supersede any provisions in Section 10.1 to the contrary.

2.21       Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender, in each case to the extent permitted by applicable law:

(a) facility fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.5(a);

(b) the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to

Section 10.1); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if such Defaulting Lender is a Revolving Lender and any L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)       all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Revolving Percentages but only to the extent (i) such reallocation does not cause the Revolving Extensions of Credit of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Commitment and (ii) the sum of all Revolving Extensions of Credit of the Revolving Lenders that are not Defaulting Lenders plus such Defaulting Lender’s L/C Exposure does not exceed the total of all Revolving Commitments of all non-Defaulting Lenders that are Revolving Lenders;

(ii)       if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Parent Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Lender only the Borrowers’ obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8 for so long as such L/C Exposure is outstanding;

(iii)       if the Parent Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv)       if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v)       if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(d) if such Defaulting Lender is a Revolving Lender, so long as such Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the related exposure and such Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders that are Revolving Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders that are Revolving Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender that is a Revolving Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

2.22       Extension Option.

(a) The Parent Borrower may request an extension of the Revolving Termination Date then in effect hereunder (the “Existing Revolving Termination Date”) for additional one year periods (each, an “Extended Termination Date”); provided that (i) the Parent Borrower (A) provides written notice requesting the extension to the Administrative Agent not less than 30 days nor more than 60 days prior to any anniversary of the Closing Date and (B) delivers to the Administrative Agent a certificate signed by a duly authorized officer certifying a copy of the resolutions of each Loan Party’s board of directors (or other applicable governing body) approving the Extended Termination Date, (ii) no Default or Event of Default has occurred and is continuing or would result therefrom, (iii) no more than two extension requests shall be made and (iv) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except any representation and warranty that is qualified by “Material Adverse Effect” or similar language shall be true and correct in all respects) on and as of such date as if made on and as of such date; provided that to the extent such representations and warranties refer specifically to an earlier date, such representations and warranties shall be true and correct in all material respects as of such earlier date. The Administrative Agent shall promptly notify each of the Lenders of such request. Each Lender will respond to such request, whether affirmatively or negatively, as it may elect in its sole discretion, within ten Business Days of such notice to the Administrative Agent. If a Lender does not respond to such request within such ten Business Day period, such Lender shall be deemed to have rejected such request. The Commitments of those Lenders which have responded affirmatively shall be extended, subject to receipt by the Administrative Agent of counterparts of an amendment agreement in the form and substance reasonably acceptable to the Administrative Agent and the Parent Borrower (the “Extension Agreement”) duly completed and signed by the Parent Borrower, the Administrative Agent and all of the Lenders which have responded affirmatively. No extension of the Commitments pursuant to this Section 2.22(a) shall be legally binding on any party hereto unless and until Lenders holding more than 50% of the aggregate amount of the Commitments have agreed to such extension.

(b) If any Lender rejects, or is deemed to have rejected, the Parent Borrower’s request to extend its Commitment (each, a “Non-Extending Lender”), (x) this Agreement shall terminate on the applicable Existing Revolving Termination Date with respect to such Non-Extending Lender (provided that such Non-Extending Lender’s rights under Sections 2.15 and 10.5 and obligations under Section 10.14 shall survive the applicable Existing Revolving Termination Date, as to matters occurring prior to such date), (y) the Parent Borrower shall pay to such Lender on the applicable Existing Revolving Termination Date any amounts due and payable hereunder to such Lender on such date and (z) the Parent Borrower may, if it so elects, designate a Person to become a Lender (provided that such Person is acceptable to the Administrative Agent in its reasonable discretion), or agree with an existing Lender that such Lender’s Commitment shall be increased (each, an “Assuming Lender”), in each case to assume, effective as of the applicable Existing Revolving Termination Date, any Non-Extending Lenders’ Commitments and all of the obligations of such Non-Extending Lenders under this Agreement thereafter arising relating to such Commitments, without recourse to or warranty by, or expense to such Non-Extending Lenders; provided that any such designation or agreement may not increase the aggregate amount of the Commitments under this Facility. The assumptions provided for in this Section 2.22(b) shall be subject to the conditions that:

(i)       the Assuming Lenders shall have paid to the Non-Extending Lenders the aggregate principal amount of, and any interest and fees accrued and unpaid up to but excluding the applicable Existing Revolving Termination Date, on the outstanding Loans, if any, of the Non-Extending Lenders under their respective Commitments being assumed;

(ii)       all additional costs, reimbursements, expense reimbursements and indemnities due and payable to the Non-Extending Lenders in respect of such Commitments shall have been paid by the Parent Borrower; and

(iii)       with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 9.7(a) for such assignment shall have been paid by the Assuming Lender (or, if it has been so agreed, by the Parent Borrower);

On or prior to the applicable Existing Revolving Termination Date, (A) each Assuming Lender that is not an existing Lender shall have delivered to the Parent Borrower and the Administrative Agent an Assignment and Acceptance or such other agreement acceptable to the Parent Borrower and the Administrative Agent and (B) any existing Lender assuming any Commitments shall have delivered confirmation in writing satisfactory to the Parent Borrower and the Administrative Agent as to the increase in the amount of its Commitment. Upon execution and delivery of the documentation pursuant to the foregoing clauses (A) and (B) and the Extension Agreement pursuant to Section 2.22(a), the payment of all amounts referred to in clauses (i) through (iii) of this Section 2.22(b), and subject to the requirements of the Patriot Act or any similar “know your customer” or other similar checks under all applicable laws and regulations with respect to Assuming Lenders that are not existing Lenders, the Assuming Lenders, as of the applicable Existing Revolving Termination Date, will be substituted for the Non-Extending Lenders under this Agreement to the extent of their assumed Commitments and shall be Lenders for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of the Non-Extending Lenders to such extent hereunder shall, by the provisions hereof, be released and discharged.

(c) Effective as of each applicable Existing Revolving Termination Date, (i) the L/C Exposure of each applicable Non-Extending Lender shall be ratably reallocated, to the extent of the unused Revolving Commitments of the extending Revolving Lenders (including, for the avoidance of doubt, any Assuming Lenders), to such extending Revolving Lenders (without regard to whether the conditions set forth in Section 5.2 can then be satisfied) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Parent Borrower shall cash collateralize the balance of such L/C Exposure in accordance with the procedures set forth in Section 8 for so long as such L/C Exposure is outstanding. A Revolving Termination Date, as such term is used in reference to an outstanding Letter of Credit, may not be extended without the prior written consent of the applicable Issuing Lender.

(d) This Section 2.22 shall supersede any provisions in Section 10.1 to the contrary.

SECTION 3. LETTERS OF CREDIT

3.1       L/C Commitment. (j) As of the Closing Date, the letters of credit listed on Schedule 3.1 shall be deemed to have been issued hereunder and be deemed to be Letters of Credit for all purposes hereunder. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Parent Borrower or, subject to Section 3.2, any Subsidiary on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the Dollar Equivalent of the L/C Obligations of such Issuing Lender would exceed the L/C Commitment of such Issuing Lender then in effect, (ii) the Dollar Equivalent of the L/C Obligations (as determined by the Administrative Agent) would exceed the L/C Sublimit or (iii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) provide for payment of drawings in Dollars or in a foreign currency reasonably acceptable to the Administrative Agent and the applicable Issuing Lender, and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance, or such longer annual periods as the Issuing Lender may agree, and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a term described in clause (x) above may provide for the renewal thereof for additional annual periods (which shall in no event extend beyond the date referred to in clause (y) above). Notwithstanding the foregoing, the Issuing Lender, in its sole discretion, may issue one or more Letters of Credit, each with an expiration date extending beyond the Revolving Termination Date (each a “Designated Letter of Credit” and, collectively, the “Designated Letters of Credit”); provided that on or before the date that is 120 days prior to the Revolving Termination Date, to the extent that any Designated Letter of Credit remains outstanding, the applicable Borrower shall cash collateralize the aggregate then undrawn and unexpired amount of all Designated Letters of Credit outstanding at such time in accordance with the provisions of Section 8. In the event that the applicable Borrower fails to cash collateralize the outstanding Designated Letters of Credit by the date that is 90 days prior to the Revolving Termination Date, each such outstanding Designated Letter of Credit shall automatically be deemed drawn in full and such Borrower shall be deemed to have requested a Revolving Loan to be funded by the Lenders on the date that is 90 days prior to the Revolving Termination Date to reimburse such drawing (with the proceeds of such Revolving Loan being used to cash collateralize outstanding Designated Letters of Credit as set forth above). Subject to Section 2.3 and Section 5.2 hereof, the funding by a Lender of its pro rata share of such Revolving Loan to cash collateralize the outstanding Designated Letters of Credit on the Revolving Termination Date shall be deemed payment by such Lender in respect of its participation in each such Designated Letter of Credit.

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2       Procedure for Issuance of Letter of Credit. The Parent Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Parent Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Parent Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof). Any Subsidiary of the Parent Borrower may request the issuance of a Letter of Credit on the same terms as the Parent Borrower is entitled to do so, in which case the Parent Borrower shall be unconditionally liable in respect thereof in accordance with the provisions of this Section 3 whether or not the Parent Borrower authorized such Subsidiary to request such Letter of Credit.

3.3       Fees and Other Charges. (k) The Parent Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Parent Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Parent Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

(c) Notwithstanding anything to the contrary contained in this Agreement, for purposes of calculating any fees payable on any Letter of Credit denominated in a foreign currency in respect of any Business Day, the Administrative Agent shall convert the amount available to be drawn under any Letter of Credit denominated in foreign currency into an amount of Dollars based upon the relevant Exchange Rate in effect for such day. The Issuing Lender agrees to notify the Administrative Agent of the average daily outstanding amount of any Letter of Credit denominated in a foreign currency for any period in respect of which fees are payable and, upon request by the Administrative Agent, for any other date or period. For all purposes of this Agreement, determinations by the Administrative Agent of the Dollar Equivalent of any amount expressed in a foreign currency shall be made on the basis of Exchange Rates reset monthly (or on such other periodic basis as shall be selected by the Administrative Agent in its sole discretion) and shall in each case be conclusive absent manifest error.

3.4       L/C Participations. (l) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Parent Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed (which obligations shall be expressed in Dollars at the Exchange Rate on the date of payment by the Issuing Lender of such draft under any Letter of Credit). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Parent Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Parent Borrower, (iv) any breach of this Agreement or any other Loan Document by the Parent Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due (which shall be on the date of demand by the relevant Issuing Bank so long as such demand is made on or before 3:00 P.M. New York City time, otherwise on the next Business Day), such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Parent Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5       Reimbursement Obligation of the Parent Borrower(a) . (a)   If any draft is paid under any Letter of Credit, the Parent Borrower shall reimburse the Issuing Lender for the amount of (x) the draft so paid and (y) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, Local Time, on (i) the Business Day that the Parent Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., Local Time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Parent Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x), in the case of Dollar-denominated Letters of Credit including those converted pursuant to Section 3.5(b) hereof (1) until the Business Day next succeeding the date of the relevant notice, Section 2.10(b) and (2) thereafter, Section 2.10(c) and (y) in the case of foreign currency-denominated Letters of Credit, the rate which would reasonably and customarily be charged by the Issuing Lender on outstanding loans denominated in the relevant foreign currency plus, from and after the Business Day next succeeding the date of the relevant notice, 2%.

(b) Notwithstanding anything to the contrary contained in this Section 3, prior to demanding any reimbursement from any L/C Participant in respect of any Letter of Credit denominated in a foreign currency, the Issuing Lender shall convert the amount of the Parent Borrower’s obligation under Section 3.5 to reimburse the Issuing Lender in such foreign currency into an obligation to reimburse the Issuing Lender (and, in turn, the L/C Participants) in Dollars. The amount of any such converted obligation shall be computed based upon the relevant Exchange Rate (as quoted by the Administrative Agent to the Issuing Lender) in effect for the day on which such conversion occurs.

3.6       Obligations Absolute. The Parent Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Parent Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Parent Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Parent Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Parent Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Parent Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Parent Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Parent Borrower and shall not result in any liability of the Issuing Lender to the Parent Borrower.

3.7       Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Parent Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Parent Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8       Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9       Cash Collateralization of Letters of Credit. If on any date the Administrative Agent shall notify the Parent Borrower that, by virtue of any change in the Exchange Rate of any foreign currency in which a Letter of Credit is denominated, the Dollar Equivalent of the L/C Obligations would exceed 105% of the L/C Sublimit, then, within three Business Days after the date of such notice, the Parent Borrower shall arrange to cash collateralize (in the manner set forth in Section 8) outstanding Letters of Credit to the extent necessary to eliminate such excess.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Parent Borrower hereby represents and warrants on behalf of itself and its Subsidiaries to the Administrative Agent and each Lender that:

4.1       Financial Condition. The audited consolidated balance sheets of the Parent Borrower as at December 31, 2015, and the related consolidated statements of income and of cash flows for the year ended December 31, 2015, accompanied by an unqualified report from PricewaterhouseCoopers LLP, fairly present the consolidated financial condition of the Parent Borrower, as at such date, and the consolidated results of its operations and its consolidated cash flows for the period then ended. The unaudited consolidated balance sheet of the Parent Borrower as at March 31, 2016 and June 30, 2016, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly the consolidated financial condition of the Parent Borrower, as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein), subject, in the case of the quarterly financial statements referred to in the preceding sentence, to the normal year-end audit adjustments and the absence of footnotes.

4.2       No Change. Since December 31, 2015 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3       Existence; Compliance with Law. (m) The Parent Borrower (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (iv) is in compliance with all Requirements of Law, except to the extent that the failure to comply with clauses (iii) and (iv) above could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each Group Member (other than the Parent Borrower) (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (iv) is in compliance with all Requirements of Law, except to the extent that the failure to comply with clauses (i) through (iv) above could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4       Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5       No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member, except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation.

4.6       Litigation. Except as otherwise disclosed on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7       Ownership of Property. Each Group Member has good title to, or a valid leasehold interest in, all its real and personal property material to its business, in each case except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

4.8       Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property to the extent necessary and material for the conduct of the business of the Group Members, taken as a whole, as currently conducted. No claim by any Person has been asserted in writing and is pending that challenges or questions the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Parent Borrower know of any valid basis for any such claim, except as could not reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by each Group Member does not infringe on the rights of any Person, except as could not reasonably be expected to have a Material Adverse Effect.

4.9       Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material income tax returns that are required to be filed and has paid all Federal, state and other material taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no material tax Lien has been filed, and, to the knowledge of the Parent Borrower, no material claim is being asserted, with respect to any such material tax, fee or other charge, except in each case as could not reasonably be expected to have a Material Adverse Effect.

4.10       Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used in violation of the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Parent Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.11       Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Parent Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.12       ERISA; Employee Benefit plans. (n) Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: during the five-year period prior to the date on which this representation is made or deemed made, (i) neither a Reportable Event nor a non-exempt Prohibited Transaction has occurred with respect to any Plan; (ii) each Plan has complied in all respects with the applicable provisions of ERISA and the Code; (iii) no Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (iv) there has been no failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan; (v) no termination of a Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, and (vi) there has been no determination that any Plan is, or is expected to be, in “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA. The present value of all accrued benefits under each Plan did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits (determined in both cases using the assumptions applicable thereto promulgated under Section 430 of the Code) in an amount that, in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as in the aggregate could not reasonably be expected to have a Material Adverse Effect, neither the Parent Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability under ERISA, and neither the Parent Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Parent Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. Neither the Parent Borrower nor any Commonly Controlled Entity has received a determination that a Multiemployer Plan is, or is expected to be, Insolvent or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA.

(b) Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (i) all employer and employee contributions required by applicable law or by the terms of any Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iii) each such Foreign Plan is in compliance (A) with all provisions of applicable law and all applicable regulations and published interpretations thereunder with respect to such Foreign Plan and (B) with the terms of such plan or arrangement. The accrued benefit obligations of each Foreign Plan (based on the assumptions used to fund such Plan) with respect to all current and former participants do not exceed the assets of such Foreign Plan in an amount that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.13       Investment Company Act; Other Regulations. No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.14       Subsidiaries. Schedule 4.14 sets forth, as of the Closing Date, the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned directly or indirectly by the Parent Borrower.

4.15       Use of Proceeds. The proceeds of the Revolving Loans and the Letters of Credit shall be used to refinance indebtedness under the Existing Credit Agreement and for other general corporate purposes of the Parent Borrower and its Subsidiaries (including acquisitions).

4.16       Environmental Matters(a) . Except as disclosed on Schedule 4.16 or as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, no Group Member: (a) is not in compliance with applicable Environmental Laws; (b) has any Environmental Liability; (c) has received written notice of any claim with respect to any Environmental Liability; or (d) knows of any facts or circumstances that could reasonably be expected to result in any Environmental Liability of or affecting any Group Member.

4.17       Accuracy of Information, etc. No statement or information (other than any financial projections, any other forward-looking information and any information of a general economic or industry nature) contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or writing furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such document, certificate or writing was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), when taken as a whole, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements were made. The projections contained in the materials referenced above have been prepared in good faith based upon assumptions believed by management of the Parent Borrower to be reasonable at the time made, it being understood that such projections as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such projections may differ from the projected results set forth therein by a material amount.

4.18       Anti-Corruption Laws and Sanctions. The Parent Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and appointed agents with Anti-Corruption Laws and applicable Sanctions, and the Parent Borrower, its Subsidiaries and their respective officers and directors and, to the knowledge of the Parent Borrower, its employees, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Parent Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Parent Borrower, any appointed agent of the Parent Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

4.19       EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

SECTION 5. CONDITIONS PRECEDENT

5.1       Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction or waiver by the Required Lenders, no later than October 28, 2016, of the following conditions precedent:

(a) Credit Agreement. The Administrative Agent shall have received this Agreement or, in the case of the Lenders, a signature page to this Agreement (either originals or telecopies), executed and delivered by the Administrative Agent, the Parent Borrower and each Person listed on Schedule 1.1.

(b) Financial Information. The Lenders shall have received projected cash flows, balance sheets and income statements for the Parent Borrower and its Subsidiaries for fiscal years 2016-2021.

(c) Fees and Expenses. All fees and, to the extent invoiced in reasonable detail, expenses of the Administrative Agent (including fees owed to the Lenders, the Lead Arrangers and the Agents), subject to Section 10.5(a), required to be paid on or before the Closing Date in connection with the Facilities shall have been paid for by the Parent Borrower or shall be paid by the Parent Borrower simultaneously with the initial funding of the Facilities.

(d) Existing Indebtedness. The Administrative Agent shall have received satisfactory evidence that the commitments under the Existing Credit Agreement have been terminated and all amounts owing thereunder (other than any contingent indemnification obligations) shall have been paid in full.

(e) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit B, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization, in each case to the extent applicable in such jurisdiction of organization.

(f) Legal Opinion. The Administrative Agent shall have received the executed legal opinions of Davis Polk & Wardwell LLP, New York counsel to the Group Members, in form and substance reasonably satisfactory to the Administrative Agent.

(g) Officer’s Certificate. The Administrative Agent shall have received a certificate from a Responsible Officer of the Parent Borrower, dated the Closing Date, certifying that the conditions set forth in Section 5.2 have been satisfied on the Closing Date after give effect to the Loans to be made on the Closing Date.

5.2       Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents (other than, in the case of any extension of credit following the Closing Date, the representations and warranties set forth in Section 4.2 and Section 4.6) shall be true and correct in all material respects (except any representation and warranty that is qualified by “Material Adverse Effect” or similar language shall be true and correct in all respects) on and as of such date as if made on and as of such date; provided that to the extent such representations and warranties refer specifically to an earlier date, such representations and warranties shall be true and correct in all material respects as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance, amendment, renewal or extension of a Letter of Credit on behalf of the Parent Borrower or any Subsidiary hereunder shall constitute a representation and warranty by the Parent Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

5.3       Initial Loan to Each Foreign Subsidiary Borrower. No Lender shall be required to make any Loans to any Foreign Subsidiary Borrower unless the Administrative Agent has received:

(a) a Joinder Agreement, substantially in the form of Exhibit G, executed and delivered by such Borrower;

(b) a certificate of such Borrower, substantially in the form of Exhibit B, with appropriate insertions and attachments; and

(c) the legal opinion of counsel to such Borrower, in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 6. AFFIRMATIVE COVENANTS

The Parent Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Parent Borrower shall and shall cause each of its Subsidiaries to:

6.1       Financial Statements. Furnish to the Administrative Agent (for onward distribution to the Lenders):

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Parent Borrower, a copy of the audited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Parent Borrower, the unaudited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods, subject, in the case of the financial statements referred to in clause (b) above, to normal year-end audit adjustments and the absence of footnotes.

6.2       Certificates; Other Information. Furnish to the Administrative Agent (for onward distribution to the Lenders) or, in the case of clause (e), to the relevant Lender:

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate (which certificate may be limited to the extent required by accounting rules or guidelines) of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default under Section 7.1 as of the last day of the fiscal year so reported, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, a Compliance Certificate executed by a Responsible Officer and including all information and calculations necessary for determining compliance by each Group Member with the provisions of Section 7.1 of this Agreement as of the last day of the fiscal quarter or fiscal year of the Parent Borrower, as the case may be;

(c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Parent Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Parent Borrower as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections were prepared in good faith on assumptions believed by management of the Parent Borrower to be reasonable at the time made (it being understood that access to any Projections shall be subject to customary restrictions on use of material nonpublic information);

(d) within five Business Days after the same are filed, copies of all financial statements and reports that the Parent Borrower may make to, or file with, the SEC; and

(e) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.1 or Section 6.2(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower posts such documents, or provides a link thereto on the Parent Borrower’s website on the Internet at www.ropertech.com or (ii) on which such documents are posted on the Parent Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that (A) the Parent Borrower shall provide written notice to the Administrative Agent in each case that such electronic delivery has occurred and (B) the Parent Borrower shall deliver paper copies of such documents to the Administrative Agent (for delivery to any Lender that requests the Parent Borrower to deliver such paper copies) upon a written request to deliver paper copies given by the Administrative Agent or such Lender. Notwithstanding anything contained herein, in every instance the Parent Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.2(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.3       Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material taxes of whatever nature, except (i) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or (ii) where the failure to so pay, discharge or otherwise satisfy such taxes could not reasonably be expected to have a Material Adverse Effect.

6.4       Maintenance of Existence; Compliance. (a) (i)  Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (p) comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and appointed agents with Anti-Corruption Laws and applicable Sanctions.

6.5       Maintenance of Property; Insurance. (a) Keep and maintain all property material to the conduct in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6       Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct in all material respects entries in conformity with all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, (b) permit representatives of the Administrative Agent and each Lender (coordinated through the Administrative Agent) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during any Business Day following reasonable written notice to the Parent Borrower; provided that no Lender may make any such inspection more often than once in any calendar year unless an Event of Default is in existence (in which case such inspections may occur as often and at such times as such Lender reasonably determines) and any such inspection made when no Event of Default is in existence shall be at the expense of such Lender, and (c) permit representatives of the Administrative Agent and each Lender to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants (with representatives of the Group Members having the opportunity to be present).

6.7       Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default; and

(b) any litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8       Environmental Laws. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, comply with and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

SECTION 7. NEGATIVE COVENANTS

The Parent Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Parent Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1       Financial Condition Covenants. (s) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as at the last day of any Test Period to exceed 3.5 to 1.0; provided that, subject to the limitations set forth in the definition of Qualifying Material Acquisition (including the delivery of a QMA Notice within the required time period set forth in the definition of Qualifying Material

Acquisition), such ratio shall be increased to 4.0 to 1.0 for the first Test Period that ends on or subsequent to the applicable Consummation Date (the “Initial Test Period”) and for each of the three consecutive Test Periods immediately following the Initial Test Period; provided further that such an increase shall be permitted no more than twice during the term of this Agreement (it being understood that, for the avoidance of doubt, each four consecutive Test Period increase described in this Section 7.1(a) resulting from an individual QMA Notice shall constitute a single increase for purposes of the limitation in this proviso).

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any Test Period to be less than 3.0 to 1.0.

7.2       Indebtedness. Permit any Subsidiary that is not a Subsidiary Guarantor to create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Foreign Subsidiary Borrower pursuant to any Loan Document;

(b) Indebtedness of any Subsidiary to any other Group Member;

(c) Guarantee Obligations incurred in the ordinary course of business by any Subsidiary of obligations of any Wholly Owned Subsidiary;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity, or increasing the principal amount, thereof), in an aggregate amount outstanding not to exceed $20,000,000;

(e) Indebtedness in respect of Capital Lease Obligations and purchase money obligations to finance the acquisition of fixed or capital assets and any refinancings, refundings, renewals or extensions thereof (without increasing the amount thereof); provided that, at the times of incurrence of any Indebtedness pursuant to this paragraph (e), after giving effect thereto, the aggregate outstanding principal amount of all Indebtedness incurred pursuant to this paragraph (e) shall not exceed $100,000,000;

(f) Indebtedness of any Person that becomes a Subsidiary after the date hereof and any refinancings, refundings, renewals or extensions thereof without increasing the amount thereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $250,000,000 at any time outstanding; and

(g) in addition to Indebtedness otherwise expressly permitted by the preceding paragraphs (a) through (g) of this Section 7.2, other Indebtedness of any Subsidiary; provided that (x) no Event of Default shall be in existence or result therefrom (including, on a pro forma basis, pursuant to Section 7.1) and (y) at the time of incurrence of any Indebtedness pursuant to this paragraph (g), after giving effect thereto, the sum, without duplication, of (i) the aggregate outstanding principal amount of all Indebtedness incurred pursuant to this paragraph (g) and (ii) the aggregate outstanding principal amount of all Indebtedness secured by a Lien incurred pursuant to Section 7.3(j) shall not exceed 5% of Consolidated Total Assets determined as of the last day of the most recent fiscal quarter for which the relevant financial information is available.

7.3       Liens. Create, incur, assume or suffer to exist any Lien (including, for the avoidance of doubt, Liens securing Indebtedness of a Subsidiary Guarantor) upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Parent Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of (i) bids, trade, forward or futures contracts (other than in respect of borrowed money), leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and (ii) appeal bonds, as well as customary Liens related to any such surety and performance bonds including Liens on the contracts that are the subject of any such surety and performance bonds, sums payable under and property related to the performance of such contracts (including equipment, material, subcontracts and surety bonds supporting such subcontracts), and claims against subcontractors, materialmen, sureties and others in connection with such contracts.

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Group Members;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien encumbers any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of any Group Member incurred pursuant to Section 7.2(e), provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) any interest or title of a lessor under any lease entered into by any Group Member in the ordinary course of its business and covering only the assets so leased;

(i) Liens with respect to property acquired by any Group Member after the Closing Date (and not created in contemplation of such acquisition) securing Indebtedness permitted by Section 7.2(f); provided that such Liens shall extend only to the property so acquired; and

(j) Liens not otherwise permitted by this Section so long as, at the time of incurrence after giving effect thereto, the sum, without duplication, of (i) the aggregate outstanding principal amount of the Indebtedness secured thereby and (ii) the aggregate outstanding principal amount of Indebtedness incurred pursuant to Section 7.2(g) does not exceed 5% of Consolidated Total Assets determined as of the last day of the most recent fiscal quarter for which the relevant financial information is available.

7.4       Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except that:

(a) any Subsidiary of the Parent Borrower may be merged or consolidated with or into any other Group Member; provided that if either party to such merger or consolidation is a Borrower, the continuing or surviving corporation shall be a Borrower, and any Subsidiary other than a Borrower may liquidate, wind up or dissolve itself;

(b) any Subsidiary of the Parent Borrower may consummate a merger the purpose of which is to effect a Disposition that is not prohibited by Section 7.5;

(c) the Parent Borrower may be merged or consolidated with or into any other Person in a transaction in which the Parent Borrower is the continuing or surviving corporation; and

(d) the Parent Borrower may be merged or consolidated with or into any other Person in a transaction in which the Parent Borrower is not the continuing or surviving corporation (such other Person, the “Surviving Entity”); provided that (i) the Surviving Entity is a corporation or limited liability company incorporated or formed under the laws of any state of the United States of America, (ii) immediately after the consummation of such transaction, the Capital Stock of the Surviving Entity shall be held, directly or indirectly, by the Persons who held the Capital Stock of the Parent Borrower immediately prior to the consummation of such transaction, in substantially the same percentages, (iii) either (x) the Surviving Entity or (y) a direct parent of the Surviving Entity that is a corporation incorporated under the laws of any state of the United States of America, shall have assumed all of the Parent Borrower’s rights and obligations under this Agreement and (iv) no Default or Event of Default shall have occurred and be continuing.

7.5       Disposition of Property. Dispose of all or substantially all of the assets of the Group Members, taken as a whole.

7.6       Restricted Payments. Make any Restricted Payment unless no Default or Event of Default shall have occurred and be continuing after giving effect thereto (including, on a pro forma basis, pursuant to Section 7.1).

7.7       Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Parent Borrower or any Subsidiary) unless such transaction is (i) (a) otherwise permitted under this Agreement and (b) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate or (ii) is a Restricted Payment.

7.8       Swap Agreements.  Enter into any Swap Agreement, except Swap Agreements entered into for non-speculative purposes.

7.9       Changes in Fiscal Periods.  Permit the fiscal year of the Parent Borrower to end on a day other than December 31 or change the Parent Borrower’s method of determining fiscal quarters.

7.10       Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues (it being understood that an “equal and ratable” provision is not an agreement that imposes such a prohibition or limitation), whether now owned or hereafter acquired, securing Indebtedness and other obligations under the Loan Documents (regardless of the amount thereof), other than (a) this Agreement and the other Loan Documents, (b) restrictions contained in the documents governing any Indebtedness with a final maturity of less than one year, (c) restrictions contained in the documents governing any Subsidiary Indebtedness permitted under Section 7.2, (d) restrictions and conditions imposed by law, (e) customary restrictions and conditions contained in agreements relating to the Disposition of a Subsidiary, property or assets pending such Disposition, provided such restrictions and conditions apply only to such Subsidiary, property or assets, (f) restrictions and conditions contained in documentation relating to a Subsidiary acquired after the Closing Date, provided that such restriction or condition (i) existed at the time such Person became a Subsidiary and was not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) applies only to such Subsidiary, (g) restrictions and conditions contained in any agreement relating to Indebtedness or other obligations secured by Liens permitted under this Agreement if such restrictions and conditions apply only to the property or assets subject to such Liens and (h) customary provisions in leases, licenses and other contracts restricting or conditioning the assignment or encumbrance thereof, including, without limitation, licenses and sublicenses of patents, trademarks, copyrights and similar intellectual property rights.

7.11       Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Parent Borrower to (a) make any payment of a type described in the definition of “Restricted Payment” in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any Group Member, (b) make loans or advances to, or other investments in, any Group Member or (c) transfer any of its assets to any Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under, or imposed by (A) any Loan Document or (B) law; (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with (x) the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary or (y) the Disposition of any asset of such Subsidiary so long as the encumbrance or restriction applies only to the asset to be Disposed; (iii) restrictions and conditions contained in documentation relating to a Subsidiary acquired after the Closing Date, provided that such restriction or condition (x) existed at the time such Person became a Subsidiary and was not created in contemplation of or in connection with such Person becoming a Subsidiary and (y) applies only to such Subsidiary and (iv) restrictions contained in the documents governing any Indebtedness of any Subsidiary permitted under Section 7.2.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Borrower shall default in the observance or performance of any agreement contained in Section 6.4(a)(i) (with respect to the Parent Borrower only), Section 6.7(a) or Section 7 of this Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Parent Borrower from the Administrative Agent or the Required Lenders; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that the preceding clause (iii) shall not apply to Indebtedness that becomes due as a result of the voluntary sale or transfer of any property or assets, if such sale or transfer is permitted hereunder and under the documents governing such Indebtedness; provided, further, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) or (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $100,000,000; or

(f) (i) the Parent Borrower or any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Parent Borrower or any Material Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Parent Borrower or any Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Parent Borrower or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Parent Borrower or any Material Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Parent Borrower or any Material Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any non-exempt Prohibited Transaction involving any Plan, (ii) a determination that any Plan is, or could reasonably be expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (iii) any Plan shall fail to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (iv) any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (v) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (vi) any Plan shall terminate for purposes of Title IV of ERISA, (vii) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan or a determination that a Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against the Parent Borrower or any Material Subsidiary at any time involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not disclaimed or reserved the right to disclaim coverage) of $100,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of the Parent Borrower, except as a result of a transaction permitted under Section 7.4(c); (ii) the board of directors of the Parent Borrower shall cease to consist of a majority of Continuing Directors; or (iii) any Foreign Subsidiary Borrower shall cease to be a direct or indirect Wholly Owned Subsidiary of the Parent Borrower;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Parent Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be invested in cash equivalents as directed by the Parent Borrower and reasonably acceptable to the Administrative Agent and shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Parent Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all

Reimbursement Obligations shall have been satisfied and all other obligations of the Parent Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Parent Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Parent Borrower.

SECTION 9. THE AGENTS

9.1       Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2       Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3       Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4       Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Parent Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5       Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Parent Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6       Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7       Indemnification. The Lenders agree to indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) in its capacity as such (to the extent not reimbursed by the Parent Borrower and without limiting the obligation of the Parent Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (including the reasonable fees, disbursements and other charges of counsel) that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including the reasonable fees, disbursements and other charges of counsel) that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8       Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9       Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Parent Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or 8(f) shall have occurred and be continuing) be subject to approval by the Parent Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10       Documentation Agents and Syndication Agents. Neither the Documentation Agents nor the Syndication Agents shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 10. MISCELLANEOUS

10.1       Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce or forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any principal payment in respect of any Incremental Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment of any interest or fee payable hereunder, or increase the amount of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) extend the expiration date of any Lender’s Revolving Commitment without the written consent of each Revolving Lender directly affected thereby (it being agreed that, notwithstanding anything to the contrary in this Section 10.1, such extension may be effected without the approval of the Required Lenders); (iii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iv) with respect to a particular Facility, change the ratable allocation of payments among the Lenders under such Facility specified in Section 2.13 without the written consent of each such Lender directly affected thereby; (v) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Parent Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (except as is expressly provided for in Section 10.6(f)) or release the Parent Borrower from its obligations under Section 11 of this Agreement, in each case without the written consent of all Lenders; (vi) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vii) amend, waive or modify any condition precedent set forth in Section 5.2 with respect to any extensions of credit under the Revolving Facility without the written consent of the Majority Facility Lenders under such Facility; (viii) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; or (ix) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. In furtherance of clause (vii) of this Section 10.1, (i) any amendment, waiver or modification with respect to Section 7.1 or (ii) any amendment, waiver or modification of any provision of this Agreement or any other Loan Document at a time when a Default or Event of Default is in existence, and that would have the effect of eliminating such Default or Event of Default, shall in each case not be deemed to be effective for the purpose of determining whether the conditions precedent set forth in Section 5.2 to the making of any extension of credit under the Revolving Facility have been satisfied unless the Majority Facility Lenders under such Facility shall have consented to such amendment, waiver or modification.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Parent Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Parent Borrower may, at its sole cost and expense, elect to replace a Non-Consenting Lender as a Lender party to this Agreement (or to replace such Non-Consenting Lender from the Facility for which consent is being sought); provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Parent Borrower and the Administrative Agent, and, with respect to assignees that are Revolving Lenders, the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b)(ii) of Section 10.6 (with the Parent Borrower paying any applicable processing and recordation fee), (ii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent and (iii) the Parent Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Parent Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.14 and 2.15 (assuming that the Loans of such Non-Consenting Lender have been prepaid on such date rather than sold to the replacement Lender).

Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Parent Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any technical and immaterial errors and omissions or correct any typographical error or other manifest error or omissions in any Loan Document. Further, the Parent Borrower, with the consent of the Administrative Agent, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to make any amendments to the extent necessary to effectuate clause (B) of Section 2.12.

10.2       Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Parent Borrower

and Foreign Subsidiary Borrowers:                        Roper Technologies, Inc.

6901 Professional Parkway East, Suite 200
Sarasota, FL 34240
Attention: John Humphrey,
                   Chief Financial Officer
Telephone: 941-556-2601
Telecopy: 941-556-2670

Administrative Agent                                               JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor L2

Chicago, IL 60603

Attention: Ryan Bowman
Telephone: 312-732-4754
Telecopy: 844-490-5663

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Parent Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3       No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4       Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5       Payment of Expenses and Taxes. The Parent Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable and customary out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Parent Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate; provided that (i) with respect to legal counsel, the Parent Borrower shall only be required to reimburse the reasonable fees and disbursements of a single law firm for the Administrative Agent and any local counsel as shall be reasonably necessary (subject to any limitations agreed to in writing by the Administrative Agent) and (ii) any written request for reimbursement shall list in reasonable detail all expenses as to which reimbursement is being requested, (b) to pay or reimburse each Lender, the Issuing Lender and the Administrative Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents related to the Loan Documents, including the reasonable fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender, the Issuing Lender and the Administrative Agent harmless from, any and all recording and filing fees, and (d) to pay, indemnify, and hold each Lender, the Issuing Lender and the Agents, their respective affiliates and their respective officers, directors, trustees, employees, agents, advisors and controlling persons (each, an “Indemnitee”)

harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the other Loan Documents and any such other documents, including any claim, litigation, investigation or proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by the Borrower, its equity holders, affiliates or creditors or any other Person, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Parent Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of such Indemnitee or (ii) a material breach of such Indemnitee’s obligations under the Loan Documents, and provided, further, that this Section 10.5(d) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. Without limiting the foregoing, and to the extent permitted by applicable law, the Parent Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. To the extent permitted by applicable law, no Indemnitee shall be liable for any damages arising from the use by unintended recipients of information or other materials distributed by it through electronic, telecommunications or other information transmission systems in connection with this Agreement or the other Loan Documents, except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any indirect, special, exemplary, punitive or consequential damages in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Parent Borrower pursuant to this Section 10.5 shall be submitted in writing to John Humphrey (Telephone No. 941-556-2601) (Telecopy No. 941-556-2670), at the address of the Parent Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Parent Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6       Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) other than as is expressly provided for in Section 10.6(f), the Parent Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Parent Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees, other than to a natural person, (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)       the Parent Borrower (such consent not to be unreasonably withheld, delayed or conditioned), provided that no consent of the Parent Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 8(a) or (f) has occurred and is continuing, any other Person; provided, further, that the Parent Borrower shall be deemed to have consented to any such assignment unless the Parent Borrower shall object thereto by written notice to the Administrative Agent within ten Business Days after having received written notice thereof and a written request for such consent stating that the Parent Borrower will be deemed to have given consent to such assignment unless it shall have objected in writing within ten Business Days;

(B)       the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)       in the case of any assignment of a Revolving Commitment, the Issuing Lender (such consent not to be unreasonably withheld, delayed or conditioned), provided no consent of the Issuing Lender shall be required for an assignment of all or a portion of a Revolving Commitment to a Revolving Lender.

(ii)       Assignments shall be subject to the following additional conditions:

(A)       except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (in the case of Term Loans) and $5,000,000 (in the case of the Revolving Loans and/or the Revolving Commitment of any Lender) unless each of the Parent Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default under Section 8(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)       the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (to be paid by the relevant Lender, except as provided in Section 2.18), provided that contemporaneous assignments to a Person and its affiliates or Approved Funds shall be deemed to be a single assignment for the purposes of this clause (B); and

(C)       the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)       Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)       The Administrative Agent, acting for this purpose as an agent of the Parent Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Parent Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent Borrower or any Lender at any reasonable time, subject to reasonable advance notice.

(v)       Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Parent Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than competitors of any Group Member) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Parent Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. The Parent Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.15(g) and (h) (it being understood that the documentation required under Section 2.15(g) shall be delivered to the participating Lender and the information and documentation required under Section 2.15(h) will be delivered to the Borrower and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Sections 2.14 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, unless the sale of the participation to such Participant is made with the Parent Borrower’s prior written consent. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Parent Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Parent Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Upon at least 15 days’ advance written notice to the Administrative Agent, the Parent Borrower may assign all of its rights hereunder; provided that (i) immediately after the consummation of such transaction, the Capital Stock of the Person to whom the Parent Borrower’s rights have been assigned (the “Successor Borrower”) is held, directly or indirectly, by the Persons who held the Capital Stock of the Parent Borrower immediately prior to the consummation of such transaction, in substantially the same percentages, (ii) the Successor Borrower is a corporation incorporated under the laws of any state of the United States of America, (iii) the Successor Borrower shall own (directly or indirectly, including through Subsidiaries), at the time of such assignment, all or substantially all of the assets owned by the Parent Borrower and its Subsidiaries immediately prior to the consummation of such transaction, (iv) the Successor Borrower shall have assumed the Parent Borrower’s obligations under this Agreement and under the other Loan Documents pursuant to documentation reasonably satisfactory to the Administrative Agent, (v) the Successor Borrower shall have become a party to this Agreement by executing a Joinder Agreement, (vi) no Default or Event of Default shall have occurred and be continuing at the time of such assignment and (vii) the Administrative Agent shall have received such evidence of good standing, corporate authority and the authorization of such assignment, delegation and assumption and such opinions of counsel as the Administrative Agent shall have reasonably requested.

10.7       Adjustments; Set-off. (u) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility (with nothing in Section 8 being deemed to constitute such an allocation), if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the obligations owing to it under any Loan Document by any Borrower (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to any other Lender, if any, in respect of such obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of such obligations owing to each such other Lender, as shall be necessary to cause such Benefitted Lender to share the excess payment ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, to the maximum extent permitted by law, with the consent of the Required Lenders but without prior notice to any Borrower (any such notice being expressly waived by each Borrower to the extent permitted by applicable law), upon the occurrence and during the continuance of an Event of Default pursuant to Section 8(a) or Section 8(f), to set off and appropriate and apply against any amount under this Agreement then due and owing to such Lender any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the Parent Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8       Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Parent Borrower and the Administrative Agent.

10.9       Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10       Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11       GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12       Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may, to the maximum extent permitted by law, be brought in such courts and waives, to the maximum extent permitted by law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees, to the maximum extent permitted by law, not to plead or claim the same;

(c) agrees, to the maximum extent permitted by law, that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Parent Borrower at its address referred to in Section 10.2;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent permitted by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any indirect, special, exemplary, punitive or consequential damages.

10.13       Acknowledgements. Each Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Group Members and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Group Members on other matters, and the relationship between the Credit Parties, on the one hand, and the Group Members, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Group Members, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Group Members rely on, any fiduciary duty to the Group Members or their affiliates on the part of the Credit Parties, (c) the Group Members are capable of evaluating and understanding, and the Group Members understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Group Members have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Group Members’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Group Members, (e) the Group Members have consulted their own legal, accounting, regulatory and tax advisors to the extent the Group Members have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Lender Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Group Members, any of their affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Group Members or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Lender Party and the Group Members or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Group Members and the Credit Parties.

10.14       Confidentiality. Each of the Administrative Agent, each Lender and each Issuing Lender agrees to keep confidential all non-public information provided to it by any Group Member, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential and use such information solely in connection with matters related to the Loan Documents; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof in connection with matters related to the Loan Documents, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty) to which the Administrative Agent, such Lender or any affiliate thereof is a party, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates in connection with matters related to the Loan Documents, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed (other than, to the knowledge of the relevant Person, in violation of this Agreement), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or (j) if agreed in writing by the Parent Borrower in its sole discretion, to any other Person.

10.15       WAIVERS OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.16       Judgment Currency. (a) The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in a specified currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the date on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrowers covenant and agree to pay, or cause to be paid, to the maximum extent permitted by law, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining any rate of exchange or currency equivalent for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

10.17       USA PATRIOT Act. Each Lender hereby notifies the Parent Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act.

10.18       Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i)       a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.19       Notice of Commitment Termination. The Parent Borrower hereby gives notice that it wishes to terminate the commitments under the Existing Credit Agreement effective as of the Closing Date and to prepay in full the loans outstanding thereunder on the Closing Date. Each Lender that is a party to the Existing Credit Agreement, by its execution of this Agreement, waives any requirement of prior notice set forth in the Existing Credit Agreement as a condition of the right of the Parent Borrower to terminate the commitments or to prepay the loans thereunder.

SECTION 11. GUARANTEE

11.1       Guarantee. The Parent Borrower hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely a surety, to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, transferees and assigns, the prompt and complete payment and performance by the Foreign Subsidiary Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Foreign Borrower Obligations.

(a) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of the Parent Borrower hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by the Parent Borrower under applicable federal laws, state laws or the laws of any other jurisdiction relating to the insolvency of debtors.

(b) The guarantee contained in this Section 11 shall remain in full force and effect until such time as the Foreign Borrower Obligations (other than contingent indemnification obligations) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, notwithstanding that from time to time during the term of this Agreement any Borrower may be free from any obligations; provided that at such time as the Foreign Borrower Obligations (other than contingent indemnification obligations) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the guarantee and all obligations (other than those expressly stated to survive such termination) of the Parent Borrower under this Section 11 shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c) No payment made by any Borrower or any other Person or received or collected by the Administrative Agent or any Lender from any Borrower or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Foreign Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Parent Borrower hereunder which shall, notwithstanding any such payment (other than any payment made by the Parent Borrower in respect of the Foreign Borrower Obligations or any payment received or collected from the Parent Borrower in respect of the Foreign Borrower Obligations), remain liable for the Foreign Borrower Obligations until such time as the Foreign Borrower Obligations (other than contingent indemnification obligations) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding.

11.2       No Subrogation. Notwithstanding any payment made by the Parent Borrower hereunder or any set-off or application of funds of the Parent Borrower by the Administrative Agent or any Lender, the Parent Borrower shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Foreign Subsidiary Borrower or right of offset held by the Administrative Agent or any Lender for the payment of the Foreign Borrower Obligations, nor shall the Parent Borrower seek or be entitled to seek any contribution or reimbursement from any Foreign Subsidiary Borrower in respect of payments made by the Parent Borrower hereunder, until, in each case, Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than contingent indemnification obligations) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding. If any amount shall be paid to the Parent Borrower on account of such subrogation rights at any time when all of the Foreign Borrower Obligations (other than contingent indemnification obligations) shall not have been paid in full, such amount shall be held by the Parent Borrower in trust for the Administrative Agent and the Lenders, segregated from other funds of the Parent Borrower, and shall, forthwith upon receipt by the Parent Borrower, be turned over to the Administrative Agent in the exact form received by the Parent Borrower (duly indorsed by the Parent Borrower to the Administrative Agent, if required), to be applied against the Foreign Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

11.3       Amendments, etc. with Respect to the Foreign Borrower Obligations. The Parent Borrower shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Parent Borrower and without notice to or further assent by the Parent Borrower, any demand for payment of any of the Foreign Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Foreign Borrower Obligations continued, and the Foreign Borrower Obligations, or the liability of any other Person upon or for any part thereof, or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Foreign Borrower Obligations may be sold, exchanged, waived, surrendered or released.

11.4       Guarantee Absolute and Unconditional. To the fullest extent permitted by law, the Parent Borrower waives any and all notice of the creation, renewal, extension or accrual of any of the Foreign Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 11 or acceptance of the guarantee contained in this Section 11; the Foreign Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 11; and all dealings between the Foreign Subsidiary Borrowers, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 11. The Parent Borrower waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Foreign Subsidiary Borrower with respect to the Foreign Borrower Obligations. The Parent Borrower understands and agrees that to the fullest extent permitted by law, the guarantee contained in this Section 11 shall be construed as a continuing, absolute and unconditional guarantee of payment, and not merely of collection, without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the Foreign Borrower Obligations or any other guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Foreign Subsidiary Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Foreign Subsidiary Borrower or the Parent Borrower as guarantor hereunder) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Foreign Subsidiary Borrower for the Foreign Borrower Obligations, or of the Parent Borrower under the guarantee contained in this Section 11, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Parent Borrower, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any other Person (including by way of any right of offset), and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from any other Person or to exercise any such right of offset, or any release of any other Person or failure to exercise any such right of offset, shall not relieve the Parent Borrower of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the Parent Borrower. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

11.5       Reinstatement. The guarantee contained in this Section 11 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Foreign Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Foreign Subsidiary Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Foreign Subsidiary Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

11.6       Payments. The Parent Borrower hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office.

11.7       Subsidiary Guarantors. The Parent Borrower may at any time make any Domestic Subsidiary that is a Wholly Owned Subsidiary a Subsidiary Guarantor upon satisfaction of the conditions specified in this Section 11.7, in which case such Subsidiary shall for all purposes be a Subsidiary Guarantor hereunder. A Domestic Subsidiary that is a Wholly Owned Subsidiary shall become a Subsidiary Guarantor upon delivery to the Administrative Agent of:

(a) a Subsidiary Guarantee (or, if applicable, a joinder to an existing Subsidiary Guarantee in substantially the form attached to such Subsidiary Guarantee), executed and delivered by such Domestic Subsidiary;

(b) a certificate of such Domestic Subsidiary, substantially in the form of Exhibit B, with appropriate insertions and attachments; and

(c) a customary legal opinion of counsel to such Domestic Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ROPER TECHNOLOGIES, INC., as Parent Borrower

By:	/s/ John K. Stipancich
Name: John K. Stipancich
Title: Vice President, General Counsel & Corporate Secretary

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Antje Focke
Name: Antje Focke
Title: Executive Director

Bank of America, N.A., as a Lender

By:	/s/ Cameron Cardozo
Name: Cameron Cardozo
Title: Senior Vice President

Wells Fargo Bank, N.A., as a Lender

By:	/s/ Kay Reedy
Name: Kay Reedy
Title: Managing Director

MIZUHO BANK, LTD., as a Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Authorized Signatory

PNC Bank, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Charles J. Mintrone
Name: Charles J. Mintrone
Title: Senior Vice President

SUNTRUST BANK, as a Lender

By:	/s/ David Ernst
Name: David Ernst
Title: Vice President

TD Bank, N.A., as a Lender

By:	/s/ Mark Hogan
Name: Mark Hogan
Title: Senior Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD, as a Lender

By:	/s/ Mustafa Khan
Name: Mustafa Khan
Title: Director

Branch Banking & Trust Company, as a Lender

By:	/s/ Sean Miller
Name: Sean Miller
Title: Vice President

Royal Bank of Canada, as a Lender

By:	/s/ Alexandre Charron
Name: Alexandre Charron
Title: Vice President
National Client Group - Finance
RBC Royal Bank

Regions Bank, as a Lender

By:	/s/ Lara White
Name: Lara White
Title: Managing Director

Comerica Bank, as a Lender

By:	/s/ Gerald R. Finney, Jr.
Name: Gerald R. Finney, Jr.
Title: Vice President

HSBC Bank USA N.A., as a Lender

By:	/s/ Rafael De Paoli
Name: Rafael De Paoli
Title: Senior Vice President

Lloyds Bank plc, as a Lender

By:	/s/ Daven Popat
Name: Daven Popat
Title: Senior Vice President
Transaction Execution
Category A
P003

By:	/s/ Joel Siomko
Name: Joel Siomko
Title: Assistant Vice President
Transaction Execution
Category A
S088

U.S. BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kara Van Duzee
Name: Kara Van Duzee
Title: Vice President

UNICREDIT BANK AG, NEW YORK BRANCH, as a Lender

By:	/s/ Douglas Riahi
Name: Douglas Riahi
Title: Managing Director

By:	/s/ Peter Daugavietis
Name: Peter Daugavietis
Title: Associate Director

CITIZENS BANK OF PENNSYLVANIA, as a Lender

By:	/s/ Victor Notaro
Name: Victor Notaro
Title: Senior Vice President

Seaside National Bank & Trust, as a Lender

By:	/s/ Todd A. Smith
Name: Todd A. Smith
Title: Client Advisor

Schedule 1.1A Commitments

Lender	Revolving Commitment	L/C Commitment
JPMorgan Chase Bank, N.A.	$250,000,000.00	$50,000,000.00
Bank of America, N.A.	$250,000,000.00	$50,000,000.00
Wells Fargo Bank, N.A.	$250,000,000.00	$50,000,000.00
Mizuho Bank, LTD.	$200,000,000.00
PNC Bank, N.A.	$200,000,000.00
SunTrust Bank	$200,000,000.00
TD Bank, N.A.	$200,000,000.00
The Bank of Tokyo-Mitsubishi UFJ,LTD.	$200,000,000.00
Branch Banking & Trust Company	$131,000,000.00
Royal Bank of Canada	$131,000,000.00
Regions Bank	$131,000,000.00
Comerica Bank	$72,000,000.00
HSBC Bank USA, N.A.	$72,000,000.00
Lloyds Bank plc	$72,000,000.00
U.S. Bank, N.A.	$49,000,000.00
UniCredit Bank AG	$42,000,000.00
Citizens Bank	$35,000,000.00
Seaside National Bank & Trust	$15,000,000.00
Total	$2,500,000,000.00	$150,000,000.00

Schedule 3.1

Outstanding Letters of Credit

					Outstanding USD
BOOKING PARTY NAME	PRODUCT TYPE	Expiry / Maturity Date	Beneficiary Name	Currency	Equivalent
ROPER TECHNOLOGIES, INC.	STANDBY LC	OCT 16, 2016	GAT GESELLSCHAFT FUR AUTOMATIS	USD	114661.23
ROPER TECHNOLOGIES, INC.	STANDBY LC	MAR 28, 2017	AUTOCHIM SYSTEMS	USD	53707
ROPER TECHNOLOGIES, INC.	STANDBY LC	SEP 30, 2019	ING BANK N.V.	USD	33978.53
ROPER TECHNOLOGIES, INC.	STANDBY LC	OCT 02, 2017	BANCO JP MORGAN S.A.	USD	106835.61
ROPER TECHNOLOGIES, INC.	STANDBY LC	JAN 31, 2017	STATE BANK OF INDIA	USD	26003.18
ROPER TECHNOLOGIES, INC.	STANDBY LC	OCT 31, 2017	AIRPORT COMMISSION	USD	3000000
ROPER TECHNOLOGIES, INC.	STANDBY LC	NOV 01, 2017	GATEWAY MOSSWOD, INC.	USD	261400
ROPER TECHNOLOGIES, INC.	STANDBY LC	APR 30, 2017	XL SPECIALTY INSURANCE COMPANY	USD	1140000
ROPER TECHNOLOGIES, INC.	STANDBY LC	OCT 31, 2017	601 W. COMPANIES LLC AND, BRICKELL	USD	150000
ROPER TECHNOLOGIES, INC.	STANDBY LC	APR 01, 2017	ZURICH AMERICAN INSURANCE COMPANY	USD	75000
ROPER TECHNOLOGIES, INC.	STANDBY LC	APR 01, 2017	NATIONAL UNION FIRE INSURANCE	USD	3639897
ROPER TECHNOLOGIES, INC.	STANDBY LC	JUN 22, 2017	JPMORGAN CHASE BANK, N.A.	USD	78501
ROPER TECHNOLOGIES, INC.	STANDBY LC	JUN 09, 2017	SIEMENS AG	USD	79100
ROPER TECHNOLOGIES, INC.	STANDBY LC	SEP 30, 2016	SIEMENS AG	USD	29159.8
ROPER TECHNOLOGIES, INC.	STANDBY LC	OCT 20, 2019	HDFC BANK LTD.	USD	63973
ROPER TECHNOLOGIES, INC.	STANDBY LC	SEP 30, 2017	ASKARIBANK LIMITED	USD	13228
ROPER TECHNOLOGIES, INC.	STANDBY LC	SEP 30, 2017	JPMORGAN CHASE BANK, N.A.	USD	17500
ROPER TECHNOLOGIES, INC.	STANDBY LC	MAY 31, 2018	HDFC BANK LTD	USD	13968.9
ROPER TECHNOLOGIES, INC.	STANDBY LC	APR 15, 2017	STATE BANK OF INDIA	USD	5950.92
ROPER TECHNOLOGIES, INC.	STANDBY LC	APR 30, 2017	STATE BANK OF INDIA	USD	8503.65
ROPER TECHNOLOGIES, INC.	STANDBY LC	MAR 31, 2018	STATE BANK OF INDIA	USD	9283.7
ROPER TECHNOLOGIES, INC.	STANDBY LC	MAY 10, 2017	JPMORGAN CHASE BANK, N.A.	USD	21152.81
ROPER TECHNOLOGIES, INC.	STANDBY LC	JUN 02, 2017	JPMORGAN CHASE BANK, N.A.	USD	12892.29
ROPER TECHNOLOGIES, INC.	STANDBY LC	JUN 06, 2017	JPMORGAN CHASE BANK, N.A.	USD	63631.34
ROPER TECHNOLOGIES, INC.	STANDBY LC	JUL 20, 2017	JPMORGAN CHASE BANK, N.A.	USD	62640.15
ROPER TECHNOLOGIES, INC.	STANDBY LC	AUG 20, 2017	JPMORGAN CHASE BANK, N.A.	USD	105228.84
ROPER TECHNOLOGIES, INC.	STANDBY LC	OCT 01, 2017	JPMORGAN CHASE BANK, N.A.	USD	32026.4
ROPER TECHNOLOGIES, INC.	STANDBY LC	OCT 30, 2017	JPMORGAN CHASE BANK, N.A.	USD	112484.71
ROPER TECHNOLOGIES, INC.	STANDBY LC	SEP 30, 2016	ATLAS COPCO ENERGAS GMBH	USD	327714.16
ROPER TECHNOLOGIES, INC.	STANDBY LC	DEC 31, 2018	RELIANCE INDUSTRIES LIMITED,	USD	9200
ROPER TECHNOLOGIES, INC.	STANDBY LC	SEP 30, 2016	THE DIRECTOR	USD	1635.44
ROPER TECHNOLOGIES, INC.	STANDBY LC	APR 28, 2017	JPMORGAN CHASE BANK, N.A. RIYADH	USD	932900.09
ROPER TECHNOLOGIES, INC.	STANDBY LC	MAY 30, 2017	JPMORGAN CHASE BANK, N.A.	USD	3716.02
ROPER TECHNOLOGIES, INC.	STANDBY LC	FEB 07, 2019	RELIANCE INDUSTRIES LIMITED	USD	3871.52

ROPER TECHNOLOGIES, INC.	STANDBY LC	FEB 07, 2019	RELIANCE INDUSTRIES LIMITED	USD	3871.52
ROPER TECHNOLOGIES, INC.	STANDBY LC	SEP 30, 2017	BANK OF CHINA LTD, GANSU BRANCH	USD	3928.1
ROPER TECHNOLOGIES, INC.	STANDBY LC	AUG 31, 2018	HDFC BANK LTD	USD	5503.3
ROPER TECHNOLOGIES, INC.	STANDBY LC	MAY 31, 2018	STATE BANK OF INDIA	USD	4536.35
ROPER TECHNOLOGIES, INC.	STANDBY LC	JAN 31, 2018	STATE BANK OF INDIA	USD	15544
ROPER TECHNOLOGIES, INC.	STANDBY LC	AUG 04, 2017	JPMORGAN CHASE BANK, N.A.	USD	25856.9
ROPER TECHNOLOGIES, INC.	STANDBY LC	AUG 29, 2017	JPMORGAN CHASE BANK, N.A.	USD	50403.4
ROPER TECHNOLOGIES, INC.	STANDBY LC	SEP 29, 2017	JPMORGAN CHASE BANK, N.A.	USD	24955.43
ROPER TECHNOLOGIES, INC.	STANDBY LC	NOV 03, 2017	JPMORGAN CHASE BANK, N.A.	USD	50419.84
ROPER TECHNOLOGIES, INC.	STANDBY LC	NOV 03, 2017	JPMORGAN CHASE BANK, N.A.	USD	9446.11
ROPER TECHNOLOGIES, INC.	STANDBY LC	DEC 01, 2017	JPMORGAN CHASE BANK, N.A.	USD	57978.54
ROPER TECHNOLOGIES, INC.	STANDBY LC	OCT 26, 2017	JPMORGAN CHASE BANK, N.A.	USD	51894.27
ROPER TECHNOLOGIES, INC.	STANDBY LC	OCT 30, 2017	JPMORGAN CHASE BANK, N.A.	USD	12272.22
ROPER TECHNOLOGIES, INC.	STANDBY LC	NOV 05, 2017	JPMORGAN CHASE BANK, N.A.	USD	30315.15
ROPER TECHNOLOGIES, INC.	STANDBY LC	JAN 20, 2017	SANTOS PRODIGY CONTROL SYSTEM	USD	54458.59
ROPER TECHNOLOGIES, INC.	STANDBY LC	JAN 30, 2018	JPMORGAN CHASE BANK, N.A.	USD	7333
ROPER TECHNOLOGIES, INC.	STANDBY LC	JAN 30, 2018	JPMORGAN CHASE BANK, N.A.	USD	17528
ROPER TECHNOLOGIES, INC.	STANDBY LC	FEB 28, 2018	JPMORGAN CHASE BANK, N.A.	USD	8120
ROPER TECHNOLOGIES, INC.	STANDBY LC	FEB 28, 2019	STATE BANK OF INDIA	USD	2406
ROPER TECHNOLOGIES, INC.	STANDBY LC	JUN 30, 2018	STATE BANK OF INDIA	USD	73743
ROPER TECHNOLOGIES, INC.	STANDBY LC	NOV 28, 2017	JPMORGAN CHASE BANK, N.A.	USD	24503.02
ROPER TECHNOLOGIES, INC.	STANDBY LC	JAN 07, 2018	JPMORGAN CHASE BANK, N.A.	USD	34836.32
ROPER TECHNOLOGIES, INC.	STANDBY LC	OCT 30, 2017	JPMORGAN CHASE BANK, N.A.	USD	33709.57
ROPER TECHNOLOGIES, INC.	STANDBY LC	AUG 01, 2017	JPMORGAN CHASE BANK, N.A.	USD	37250
ROPER TECHNOLOGIES, INC.	STANDBY LC	JUL 03, 2017	JPMORGAN CHASE BANK, N.A.	USD	33925
ROPER TECHNOLOGIES, INC.	STANDBY LC	JAN 01, 2018	JPMORGAN CHASE BANK, N.A.	USD	14750
ROPER TECHNOLOGIES, INC.	STANDBY LC	JAN 31, 2018	JPMORGAN CHASE BANK, N.A.	USD	51149.02
ROPER TECHNOLOGIES, INC.	STANDBY LC	JUL 30, 2018	NATIONAL BANK OF KUWAIT	USD	370648.54
ROPER TECHNOLOGIES, INC.	STANDBY LC	JAN 15, 2018	QATAR NATIONAL BANK	USD	113464.93
ROPER TECHNOLOGIES, INC.	STANDBY LC	SEP 30, 2017	DEUTSCHE BANK GROUP	USD	101276
ROPER TECHNOLOGIES, INC.	STANDBY LC	NOV 30, 2017	RELIANCE INDUSTRIES LIMITED	USD	26776.41
ROPER TECHNOLOGIES, INC.	STANDBY LC	NOV 30, 2017	RELIANCE INDUSTRIES LIMITED	USD	3178
ROPER TECHNOLOGIES, INC.	STANDBY LC	OCT 30, 2016	J.P.MORGAN AG	USD	236850.57
ROPER TECHNOLOGIES, INC.	STANDBY LC	OCT 31, 2017	JPM CHASE BANK (CHINA)	USD	17100
ROPER TECHNOLOGIES, INC.	STANDBY LC	SEP 25, 2017	JPMORGAN CHASE BANK, N.A.	USD	163282.08
ROPER TECHNOLOGIES, INC.	STANDBY LC	SEP 28, 2018	ATLAS COPCO	USD	9667.4
ROPER TECHNOLOGIES, INC.	STANDBY LC	JAN 09, 2018	MHI COMPRESSOR INTERNATIONAL	USD	57500
ROPER TECHNOLOGIES, INC.	STANDBY LC	APR 30, 2017	DEUTSCHE BANK AG	USD	68969.2
ROPER TECHNOLOGIES, INC.	STANDBY LC	JAN 30, 2017	COMMERCIAL INTERNATIONAL BANK	USD	115362.6
ROPER TECHNOLOGIES, INC.	STANDBY LC	FEB 03, 2017	ISI SOLUTIONS INC.	USD	108611.1

ROPER TECHNOLOGIES, INC.	STANDBY LC	JUN 25, 2017	ISI SOLUTIONS INC.	USD	108611.1
ROPER TECHNOLOGIES INC	STANDBY LC	JUL 25, 2017	BANCO DE CREDITO DE BOLIVIA S.A.	USD	143757.3
ROPER TECHNOLOGIES, INC.	STANDBY LC	MAR 28, 2017	JORDAN KUWAIT BANK	USD	5290
ROPER TECHNOLOGIES, INC.	STANDBY LC	OCT 30, 2017	JPMORGAN CHASE BANK, N.A.	USD	6830.64
ROPER TECHNOLOGIES, INC.	STANDBY LC	OCT 30, 2016	J.P. MORGAN AG	USD	355275.85
ROPER TECHNOLOGIES, INC.	STANDBY LC	DEC 30, 2016	UREA CASALE SA	USD	8355.38
ROPER TECHNOLOGIES, INC.	STANDBY LC	MAR 31, 2017	JPMORGAN CHASE BANK, N.A.	USD	4327.49
ROPER TECHNOLOGIES, INC.	STANDBY LC	JAN 31, 2017	JPMORGAN CHASE BANK, N.A.	USD	4003.4
ROPER TECHNOLOGIES, INC.	STANDBY LC	SEP 15, 2016	JPMORGAN CHASE BANK, N.A.	USD	13718.9
ROPER TECHNOLOGIES, INC.	STANDBY LC	DEC 01, 2022	JPMORGAN CHASE BANK, N.A.	USD	4574765.62
ROPER TECHNOLOGIES INC	STANDBY LC	DEC 15, 2016	JPMORGAN CHASE BANK, N.A.	USD	45436.09
ROPER TECHNOLOGIES, INC.	STANDBY LC	DEC 12, 2022	JPMORGAN CHASE BANK, N.A.	USD	7806088.15
ROPER TECHNOLOGIES, INC.	STANDBY LC	FEB 10, 2017	DEUTSCHE BANK AG	USD	36687
ROPER TECHNOLOGIES, INC.	STANDBY LC	FEB 08, 2017	DEUTSCHE BANK AG	USD	45791
ROPER TECHNOLOGIES, INC.	STANDBY LC	APR 15, 2019	BANCO DE SABADELL	USD	39660.18
ROPER TECHNOLOGIES, INC.	STANDBY LC	JAN 29, 2018	DEUTSCHE BANK AG	USD	99860.3
ROPER TECHNOLOGIES, INC.	STANDBY LC	SEP 21, 2016	JPMORGAN CHASE BANK, N.A.	USD	96495.13
ROPER TECHNOLOGIES, INC.	STANDBY LC	FEB 28, 2017	STATE BANK OF INDIA	USD	27453.11
ROPER TECHNOLOGIES, INC.	STANDBY LC	JAN 18, 2017	JPMORGAN CHASE BANK, N.A.	USD	352616.48
ROPER TECHNOLOGIES, INC.	STANDBY LC	JUL 01, 2020	SOCIETE GENERALE	USD	54365.64
ROPER TECHNOLOGIES, INC.	STANDBY LC	DEC 01, 2016	JPMORGAN CHASE BANK, N.A.	USD	34733.42
ROPER TECHNOLOGIES, INC.	STANDBY LC	DEC 05, 2016	JPMORGAN CHASE BANK, N.A.	USD	13939.32
ROPER TECHNOLOGIES, INC.	STANDBY LC	JUN 15, 2017	NATIONAL BANK OF ABU DHABI	USD	28000
ROPER TECHNOLOGIES, INC.	STANDBY LC	FEB 28, 2017	DEUTSCHE BANK AG	USD	126391.91
ROPER TECHNOLOGIES, INC.	STANDBY LC	OCT 18, 2016	JPMORGAN CHASE BANK, N.A.	USD	11973.69
ROPER TECHNOLOGIES, INC.	STANDBY LC	OCT 23, 2016	BANK LEUMI LE ISRAEL BM	USD	942075
ROPER TECHNOLOGIES, INC.	STANDBY LC	AUG 30, 2019	JPMORGAN CHASE BANK, N.A.	USD	5351
ROPER TECHNOLOGIES, INC.	STANDBY LC	OCT 26, 2016	BANK MUSCAT SAOG	USD	2652.95
ROPER TECHNOLOGIES, INC.	STANDBY LC	MAY 24, 2018	JPMORGAN CHASE BANK, N.A.	USD	15780
ROPER TECHNOLOGIES, INC.	STANDBY LC	APR 30, 2017	DEUTSCHE BANK AG	USD	189587.88
ROPER TECHNOLOGIES, INC.	STANDBY LC	NOV 01, 2017	STANDARD CHARTERED BANK	USD	45000
ROPER TECHNOLOGIES, INC.	STANDBY LC	OCT 03, 2016	JPMORGAN CHASE BANK, N.A.	USD	8782.2
ROPER TECHNOLOGIES, INC.	STANDBY LC	APR 05, 2018	JPMORGAN CHASE BANK, N.A.	USD	6499.99
ROPER TECHNOLOGIES, INC.	STANDBY LC	OCT 16, 2017	JPMORGAN CHASE BANK, N.A.	USD	12005.5
ROPER TECHNOLOGIES, INC.	STANDBY LC	JAN 04, 2017	DEUTSCHE BANK AG	USD	99177.3
ROPER TECHNOLOGIES, INC.	STANDBY LC	APR 30, 2020	UNICREDIT SPA	USD	53000
ROPER TECHNOLOGIES, INC.	STANDBY LC	APR 18, 2017	JPMORGAN CHASE BANK, N.A.	USD	65272.72
ROPER TECHNOLOGIES, INC.	STANDBY LC	JAN 14, 2018	RELIANCE INDUSTRIES LIMITED	USD	75100
ROPER TECHNOLOGIES, INC.	STANDBY LC	APR 30, 2017	JPMORGAN CHASE BANK, N.A.	USD	2989.1
ROPER TECHNOLOGIES, INC.	STANDBY LC	MAY 15, 2017	JPMORGAN CHASE BANK, N.A.	USD	67507.22

ROPER TECHNOLOGIES, INC.	STANDBY LC	APR 30, 2017	JPMORGAN CHASE BANK, N.A.	USD	4007.2
ROPER TECHNOLOGIES, INC.	STANDBY LC	SEP 30, 2017	JPMORGAN CHASE BANK, N..A.	USD	13985.39
ROPER TECHNOLOGIES, INC.	STANDBY LC	APR 23, 2017	JPMORGAN CHASE BANK, N.A.	USD	24328.8
ROPER TECHNOLOGIES, INC.	STANDBY LC	JAN 14, 2018	RELIANCE INDUSTRIES LIMITED	USD	95954.27
ROPER TECHNOLOGIES, INC.	STANDBY LC	JAN 14, 2018	RELIANCE INDUSTRIES LIMITED	USD	33400.5
ROPER TECHNOLOGIES, INC.	STANDBY LC	JAN 14, 2018	RELIANCE INDUSTRIES LIMITED	USD	34499.6
ROPER TECHNOLOGIES, INC.	STANDBY LC	FEB 24, 2017	BANCO DE GALICIA Y BUENOS AIRES	USD	2349
ROPER TECHNOLOGIES, INC.	STANDBY LC	SEP 03, 2018	JPMORGAN CHASE BANK, N.A.	USD	31094.2
ROPER TECHNOLOGIES, INC.	STANDBY LC	NOV 30, 2016	JPMORGAN CHASE BANK, N.A.	USD	2900
ROPER TECHNOLOGIES, INC.	STANDBY LC	JUL 30, 2017	NATIONAL BANK OF KUWAIT, SAK	USD	471529.47
ROPER TECHNOLOGIES, INC.	STANDBY LC	JUL 27, 2017	JPMORGAN CHASE BANK, N.A.	USD	399252.3
ROPER TECHNOLOGIES, INC.	STANDBY LC	MAR 05, 2017	NATIXIS	USD	2225.7
ROPER TECHNOLOGIES, INC.	STANDBY LC	NOV 30, 2016	JPMORGAN CHASE BANK (CHINA) CO LTD	USD	4945
ROPER TECHNOLOGIES, INC.	STANDBY LC	MAY 30, 2017	JPMORGAN CHASE BANK (CHINA)	USD	5691.4
ROPER TECHNOLOGIES, INC.	STANDBY LC	JUL 30, 2017	JPMORGAN CHASE BANK (CHINA) COMPANY	USD	4942.5
ROPER TECHNOLOGIES, INC.	STANDBY LC	JAN 30, 2017	BANCO POPULAR ESPANOL	USD	2881.17
ROPER TECHNOLOGIES, INC.	STANDBY LC	APR 30, 2017	CREDITO ITALIANO SPA	USD	15596.7
ROPER TECHNOLOGIES, INC.	STANDBY LC	JAN 31, 2017	JPMORGAN CHASE BANK (CHINA)	USD	4358
ROPER TECHNOLOGIES, INC.	STANDBY LC	MAY 30, 2017	JPMORGAN CHASE BANK, N.A.	USD	880172.2
ROPER TECHNOLOGIES, INC.	STANDBY LC	OCT 12, 2017	EMIRATES BANK INTERNATIONAL	USD	5090239.8
ROPER TECHNOLOGIES, INC.	STANDBY LC	JAN 15, 2017	JPMORGAN CHASE BANK, N.A.	USD	43352.6
ROPER TECHNOLOGIES, INC.	STANDBY LC	JUL 12, 2017	ORLANDO-ORANGE COUNTY	USD	1000000
ROPER TECHNOLOGIES, INC.	STANDBY LC	MAY 15, 2017	RIYAD BANK LTD.	USD	51168.96
					$36,597,151.49

Schedule 4.4 Consents, Authorizations, Filings and Notices

None.

 Schedule 4.6 Litigation

None.

Schedule 4.14 Subsidiaries*

Unless otherwise noted all entities are 100% owned (either directly or indirectly) by Roper Technologies, Inc.

Name of Subsidiary	Jurisdiction of Incorporation/Organization
3089554 Nova Scotia ULC	Canada
AC Analytical Controls B.V.	Netherlands
AC Analytical Controls Holding B.V.	Netherlands
AC Analytical Controls Services B.V.	Netherlands
Acton Research Corporation	Delaware
Aderant Canada Company	Canada
Aderant Case Management, LLC	Delaware
Aderant CM, LLC	Delaware
Aderant CompuLaw, LLC	Delaware
Aderant CRM, LLC	Delaware
Aderant DoD, LLC	Delaware
Aderant Enterprise Holdings, Inc.	Delaware
Aderant Enterprise Holdings (AUS) Pty. Ltd.	Australia
Aderant FM, LLC	Delaware
Aderant Holdings, Inc.	Delaware
Aderant Imaging, LLC	Delaware
Aderant International Holdings, Inc.	Delaware
Aderant Legal Holdings, Inc.	Delaware
Aderant Legal Holdings (AUS) Pty Ltd	Australia
Aderant Legal Holdings (NZ) ULC	New Zealand
Aderant Legal (UK) Limited	United Kingdom
Aderant North America, Inc.	Florida
Aderant Parent Holdings, Inc.	Delaware
Aderant RainMaker, LLC	Delaware
Aderant Redwood, LLC	Delaware
Advanced Sensors Limited	United Kingdom
Alpha Holdings of Delaware I LLC	Delaware
Alpha Holdings of Delaware II LLC	Delaware
Alpha Technologies B.V.	Netherlands
Alpha Technologies GmbH	Germany
Alpha Technologies Japan LLC	Delaware
Alpha Technologies Services LLC	Delaware
Alpha Technologies U.K.	United Kingdom
Alpha Technologies, s.r.o.	Czech Republic
Alpha UK Holdings LLC	Delaware
Amot Controls Corporation	Delaware
Amot Controls GmbH	Germany
Amot/Metrix Investment Company, Inc.	Delaware
Amphire Solutions, Inc.	Delaware
Amtech Systems (Hong Kong) Limited (85% owned)	Hong Kong
Amtech Systems, LLC	Delaware
Amtech World Corporation	Delaware
Ascension Technology Corporation	Delaware
Atlantic Health Partners, Inc.	Delaware
Atlas Database Software Corp.	California
Atlas Healthcare Software India Private Limited	India
Cambridge Viscosity, Inc.	Delaware
CBORD Holdings Corp.	Delaware
Civco Holding, Inc.	Delaware
Civco Medical Instruments Co., Inc.	Iowa
CIVCO Medical Solutions B.V.	Netherlands

Clinisys Group Limited	United Kingdom
Clinisys Scotland Limited	United Kingdom
Clinisys Solutions Limited	United Kingdom
Compressor Controls (Beijing) Corporation Ltd.	China
Compressor Controls Corporation	Iowa
Compressor Controls Corporation B.V.	Netherlands
Compressor Controls Corporation Middle East	Delaware
Compressor Controls Corporation S.r.l.	Italy
Compressor Controls Mauritius Ltd.	Mauritius
Compressor Controls Pty Ltd.	Australia
Cornell Pump Company	Delaware
Cornell Pump Europe GmbH	Germany
DAP Technologies Corp.	Delaware
DAP Technologies Limited	United Kingdom
DAP Technologies LTD	Canada
DAT Solutions, LLC	Delaware
Data Innovations LLC	Delaware
Data Innovations Cooperatief U.A.	Netherlands
Data Innovations Europe S.A.	Belgium
Data Innovations Latin America Ltda	Brazil
Dawning Technologies, LLC	Delaware
DCMH Group Holdings, Inc.	Delaware
DCMH Group Holdings, LLC	Delaware
DCMH Holdings, Inc.	Delaware
DI Acquisition Subsidiary, Inc.	Delaware
DI Dutch Holdings LLC	Delaware
DI Hong Kong Limited	Hong Kong
Dynamic Instruments, Inc.	California
Dynisco Enterprises GmbH	Germany
Dynisco Enterprises, LLC	Delaware
Dynisco Europe GmbH	Germany
Dynisco Holding GmbH	Germany
Dynisco Hong Kong Holdings, Limited	Hong Kong
Dynisco Instruments LLC	Delaware
Dynisco Instruments S.a.r.l.	France
Dynisco LLC	Delaware
Dynisco Parent, Inc.	Delaware
Dynisco S.r.l.	Italy
Dynisco Shanghai Sensor and Instrument Co., Ltd.	China
Dynisco –Viatran (M) Sdn Bhd	Malaysia
Dynisco Viatran LLC	Delaware
Dynisco-Viatran Instrument Sdn Bhd	Malaysia
Fluid Metering, Inc.	Delaware
FMS Purchasing & Services, Inc.	Florida
Foodlink Holdings, Inc.	California
Foodlink IT India Private Limited	India
Fresco Automation & IT Consultancy	Belgium
Fresco Consult France SAS	France
FTI Flow Technology, Inc.	Delaware
Gatan GmbH	Germany
Gatan Inc.	Pennsylvania
Gatan Service Corporation	Pennsylvania
Getloaded Corporation	Delaware
Guangzhou MEDTEC Medical Device Co., Ltd	China
Hansco Automatisering B.V.	Netherlands
Hansen Technologies Corporation	Illinios
Hansen Technologies Europe GmbH	Germany

Harbour Holding Corp.	Delaware
Hardy Process Solutions	California
Horizon Software International, LLC	Georgia
Imagerlabs (19.9% owned)	California
Innovative Product Achievements, LLC	Delaware
Inovonics Corporation	Colorado
Instill Corporation	Delaware
Integrated Designs, L.P.	Delaware
Intellitrans Canada Ltd.	Canada
IntelliTrans Limited	United Kingdom
Intellitrans Sweden AB	Sweden
Intellitrans, LLC	Delaware
IPA Acquisition Subsidiary, Inc.	Delaware
ISL Finance SAS	France
ISL Holding, SAS	France
ISL Scientifique de Laboratorie - ISL, S.A.S.	France
IT Canada Holdings, LLC	Delaware
iTradenetwork Limited	United Kingdom
iTradeNetwork, Inc.	Delaware
K/S Roper Finance	Denmark
K/S Roper Holding	Denmark
K/S Roper Investments	Denmark
Link Logistics Holding LLC	Delaware
Logitech Limited	United Kingdom
Lumenera Corporation	Canada
Managed Health Care Associates, Inc.	Delaware
Marumoto Struers K.K.	Japan
Med Group I, Inc.	Delaware
MED Group Parent, Inc.	Delaware
Med Holdings, LLC	Delaware
Med Operating, LLC	Delaware
Media Cybernetics, Inc.	Delaware
Medical Equipment Distributors II, L.P.	Texas
Medical Equipment Distributors, Inc.	Delaware
Medical Information Professional Systems GmbH	Germany
Medical Information Professional Systems NV	Belgium
MEDTEC, Inc.	Iowa
Metrix Instrument Co., L.P.	Delaware
MHA Long Term Care Network, Inc.	Delaware
MIPS Austria GesmbH	Austria
MIPS CZ s.r.o	Czech Republic
MIPS Deutschland GmbH & Co. KG	Germany
MIPS Deutschland Holding GmbH	Germany
MIPS France Sarl	France
MIPS Schweiz AG	Switzerland
MIPS Software Iberica SL	Spain
MPR Readers Inc.	Delaware
Navigator Group Purchasing, Inc.	Tennessee
NDI Europe GmbH	Germany
Neptune Technology Group (Canada) Limited	Canada
Neptune Technology Group Inc.	Delaware
Neptune Technology Group Mexico S.de R.L. de C.V.	Mexico
Neptune Technology Group Mexico Services S. de R.L. de C.V.	Mexico
Neptune Technology Group Services Inc.	Delaware
Nippon Roper K.K.	Japan
Northern Digital Inc.	Canada
Novient, Inc.	Georgia

Off-Campus Advantage, LLC	Delaware
Omega Legal Systems, Inc.	Arizona
On Center Holdings, Inc.	Delaware
On Center Intermediate Holdings, Inc.	Delaware
On Center Software, Inc.	Texas
PAC Denmark ApS	Netherlands
PAC GmbH	Germany
PAC Instruments Asia PTE. Ltd.	Singapore
PAC (Shanghai) Co. Ltd.	China
PB Bidco Limited	United Kingdom
PB Holdco Limited	United Kingdom
PB Midco Limited	United Kingdom
PB Topco Limited	United Kingdom
Petroleum Analyzer Company L.P.	Delaware
PGP UK Limited	Scotland
QSC 1208 Limited	United Kingdom
QSC 1209 Limited	United Kingdom
Quantitative Imaging Corporation	Canada
Rebate Tracking Group, LLC	Florida
Redlake MASD, LLC	Delaware
RF IDeas, Inc.	Delaware
RI Marketing India Private Limited	India
RIL Holding Limited	United Kingdom
RMT, Inc.	Arizona
Roda Deaco Valve Inc.	Canada
Roper Brasil Comercio E Promocao De Productos E Servicos LTDA	Brazil
Roper Canada Finance LP	Canada
Roper Canada Holdings, Inc.	Canada
Roper Canada Holdings LP	Canada
Roper Canada Partners, Inc.	Canada
Roper Capital Deutschland GmbH	Germany
Roper Canada UK Limited	United Kingdom
Roper Denmark UK Limited	United Kingdom
Roper DK Sub Sarl	Luxembourg
Roper Engineering s.r.o.	Czech Republic
Roper Europe GmbH	Germany
Roper Finance Sarl & Co. KG	Germany
Roper Finance Scot LP	Scotland
Roper Germany GmbH	Germany
Roper Germany GmbH & Co. KG	Germany
Roper Germany UK Limited	United Kingdom
Roper GM Denmark Holdings ApS	Denmark
Roper Holdings Limited	United Kingdom
Roper Holdings, Inc.	Delaware
Roper Industrial Holdings LLC	Delaware
Roper Industrial Products Investment Company	Iowa
Roper Industries, Inc.	Delaware
Roper Industries Denmark ApS	Denmark
Roper Industries Deutschland GmbH	Germany
Roper Industries L.P.	Canada
Roper Industries Limited	United Kingdom
Roper Industries Manufacturing (Shanghai) Co., Ltd.	China
Roper Industries Mauritius Ltd.	Mauritius
Roper Industries UK Limited	United Kingdom
Roper International Holding, Inc.	Delaware
Roper LLC	Russian Federation
Roper Lux Sub S.a.r.l	Luxembourg

Roper Luxembourg Finance S.a.r.l.	Luxembourg
Roper Luxembourg Holdings S.a.r.l.	Luxembourg
Roper Luxembourg S.a.r.l.	Luxembourg
Roper Luxembourg UK Holdings S.a.r.l.	Luxembourg
Roper Marketing India .Private Limited	India
Roper Middle East Ltd.	Dubai (FZE)
Roper Pump Company	Delaware
Roper Scientific B.V.	Netherlands
Roper Scientific GmbH	Germany
Roper Scientific SAS	France
Roper Scientific, Inc.	Delaware
Roper Scot LP	United Kingdom
Roper Southeast Asia LLC	Delaware
Roper UK Investments Limited	United Kingdom
Roper UK, Ltd.	United Kingdom
Roper-Mex, L.P.	Delaware
Ropintassco 1, LLC	Delaware
Ropintassco 2, LLC	Delaware
Ropintassco 3, LLC	Delaware
Ropintassco 4, LLC	Delaware
Ropintassco 5, LLC	Delaware
Ropintassco 6, LLC	Delaware
Ropintassco 7, LLC	Delaware
Ropintassco Holdings, L.P.	Delaware
RT Merger Sub, Inc.	Delaware
Shanghai Roper Industries Trading Co., Ltd.	China
SHP Group Holdings, Inc.	Delaware
Sinmed Holding International B.V.	Netherlands
Societe de Distribution de Logiciels Medicaux	France
SoftWriters, Inc.	Delaware
SoftWriters Holdings, Inc.	Delaware
Star Purchasing Services, LLC	Wisconsin
Strata Acquisition Subsidiary, Inc.	Delaware
Strata Decision Technology Holdings LLC	Delaware
Strata Decision Technology LLC	Illinios
Strata Parallel II Inc.	Delaware
Strategic Healthcare Programs Blocker LLC	Delaware
Strategic Healthcare Programs Blocker 2, Inc.	Delaware
Strategic Healthcare Programs, L.L.C.	Delaware
Strategic Healthcare Programs Holdings, LLC	Delaware
Struers (Shanghai) International Trading Ltd.	China
Struers A/S	Denmark
Struers GmbH	Germany
Struers Inc.	Delaware
Struers Limited	United Kingdom
Struers Limited	Canada
Struers SAS	France
Student Advantage, LLC	Delaware
Sunquest Europe Limited	United Kingdom
Sunquest Holdings, Inc.	Delaware
Sunquest Information Systems (Europe) Limited	United Kingdom
Sunquest Information Systems (India) Private Limited	India
Sunquest Information Systems (International) Limited	United Kingdom
Sunquest Information Systems Canada, Inc.	Canada
Sunquest Information Systems, Inc.	Pennsylvania
Taupo Holdings, Inc.	Delaware
Technolog Group Limited	United Kingdom

Technolog Holdings Ltd.	United Kingdom
Technolog Limited	United Kingdom
Technolog SARL	France
The CBORD Group, Inc.	Delaware
The Tidewater Healthcare Shared Services Group, Inc.	Pennsylvania
TLP Holdings, LLC	Delaware
Transcore Atlantic, Inc.	Delaware
Transcore CNUS, Inc.	Delaware
Transcore Holdings, Inc.	Delaware
Transcore ITS, LLC	Delaware
Transcore Link Logistics Corporation	Canada
Transcore Nova Scotia Corporation	Canada
Transcore Partners, LLC	Delaware
Transcore Quebec Corporation Inc.	Canada
TransCore Transportation Solutions India Private Limited	India
TransCore Transportation Systems Mauritius Private Limited	Mauritius
Transcore, LP	Delaware
Trinity Integrated Systems Limited	United Kingdom
UHF Purchasing Services, LLC	Delaware
United Controls Group, Inc.	Ohio
Uson L.P.	Delaware
Uson Limited	United Kingdom
Utilitec Limited	United Kingdom
Utilitec Services Limited	United Kingdom
Utility Data Services Limited	United Kingdom
Verathon Holdings (Delaware) Inc.	Delaware
Verathon Inc.	Washington
Verathon Medical (Australia) Pty Limited	Australia
Verathon Medical (Canada) ULC	Canada
Verathon Medical (Europe) B.V.	Netherlands
Verathon Medical (France) SARL	France
Verathon Medical (Hong Kong) Limited	Hong Kong
Verathon Medical (Japan) K.K.	Japan
Verathon Medical (UK) Ltd.	United Kingdom
Verathon Medical Inc.	Washington
Viastar Services, LP	Texas
Viatran Corporation	New York
Walter Herzog GmbH	Germany
Zetec (Shanghai) Co., Ltd.	China
Zetec France	France
Zetec Korea, Inc.	Delaware
Zetec Rental LLC	Delaware
Zetec Services, Inc.	Delaware
Zetec, Inc.	Washington

Schedule 4.16 Environmental Matters

None.

Schedule 7.2(d)

Existing Indebtedness

Indebtedness outstanding on the date hereof under the following facilities:	Outstanding indebteness
	Local currency		September 13, 2016 rate USD Equivalent

Nippon Roper KK discounted promissory notes facility at Mizuho Bank Ltd.	¥2,675,404	JPY	102.2	$26,178.12
PAC Shanghai Co. Ltd - Borrowing Facility at Bank of Tokyo Mitsubishi	¥2,667,816	RMB	6.67995	$399,376.68
				$425,554.80
Capitalized ease Obligation - TransCore vehicle fleet	$3,036,791	USD	1	$3,036,790.61

Schedule 7.3(f) Existing Liens

Liens securing Indebtedness set forth on Schedule 7.2(d).

EXHIBIT A

FORM OF
COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered pursuant to Section 6.2(b) of the Credit Agreement, dated as of [______], 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ROPER TECHNOLOGIES, INC. (the “Parent Borrower”), the Foreign Subsidiary Borrowers (together with the Parent Borrower, the “Borrowers”), the Lenders party thereto, the Documentation Agents and Syndication Agents named therein and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1.      I am the duly elected, qualified and acting [Responsible Officer] of the Parent Borrower.

2.      I have reviewed and am familiar with the contents of this Certificate.

3.      I have reviewed the terms of the Credit Agreement and, to the extent applicable, the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Parent Borrower during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default[, except as set forth below].

4.      The covenants set forth in Section 7.1 of the Credit Agreement as listed and calculated below are based on the financial statements attached hereto as Attachment 1.

(a) Consolidated Total Leverage Ratio (Section 7.1(a))

The ratio of (i) Consolidated Total Debt* as of such date		$ __________ $ __________ $ __________
to (ii) Consolidated EBITDA measured for four consecutive fiscal quarters ending on such date*		$ __________

Ratio (must not be greater than): Not a Qualifying Material Acquisition Test Period Qualifying Material Acquisition Test Period	☒ ☐	__________ 3.5 to 1.0 4.0 to 1.0

(b) Consolidated Interest Coverage Ratio (Section 7.1(b)) The ratio of (i) Consolidated EBITDA* measured for four consecutive fiscal quarters ending on such date		$ __________
to (ii) Consolidated Interest Expense* measured for four consecutive fiscal quarters ending on such date		$ __________

Ratio (must not be less than):		__________ 3.0 to 1.0

*	See Attachment 2 for calculations.

IN WITNESS WHEREOF, I have executed this Certificate this _____ day of ____, 20__.

Name:
Title:

Attachment 1
to Compliance Certificate

[Attach Financial Statements]

Attachment 2
to Compliance Certificate

The information described herein is as of ____________ __, ____, and pertains to the period from _____________ __, ____ to ________________ __, ____.

Covenant Calculations

1              Consolidated Total Debt: for the Group Members at any date,without duplication and determined on a consolidated basis in accordance with GAAP, shall be, in each case to the extent that such amounts appear (or are required to appear) on a consolidated balance sheet of the Parent Borrower prepared on a consolidated basis in accordance with GAAP:

the sum of [1]

(a)           obligations for borrowed money,

$__________

(b) obligations representing the deferred purchase price of property or services (other than accounts payable and other accrued obligations arising in the ordinary course of such Person’s business and other than earn-outs or other similar forms of contingent purchase prices),	$ __________

(c) obligations, whether or not assumed, of others secured by Liens on property or assets now or hereafter owned or acquired by such Person (other than Liens permitted under Section 7.3(d) of the Credit Agreement),	$ __________

(d) obligations which are evidenced by notes, acceptances, or other similar instruments,	$ __________

(e) Capital Lease Obligations,	$ __________

(f) obligations, contingent or otherwise, with respect to letters of credit or similar arrangements,	$ __________

(g) Off-Balance Sheet Liabilities,	$ __________

(h) Guarantee Obligations in respect of obligations of the kind referred to in clauses (a) through (g) above and	$ __________

[1]	Consolidated Total Debt shall exclude (i) obligations, contingent or otherwise, with respect to bids, trade, forward or futures contracts (other than in respect of borrowed money), leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and appeals bonds and (ii) obligations, contingent or otherwise, with respect to letters of credit or similar arrangements in support of obligations described in clause (i).

(i)            obligations in respect of standby letters of credit backstopping other Indebtedness (excluding letters of credit backstopping
performance obligations and performance bonds (and other obligations of a like nature)	$ __________

CONSOLIDATED TOTAL DEBT	$ __________
2 Consolidated EBITDA: for any period:

Consolidated Net Income for such period	$ __________

plus the sum of (without duplication and to the extent reducing Consolidated Net Income for such period):

(a) total income tax expense,	$ __________

(b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including Loans),	$ __________

(c) depreciation and amortization expense,	$ __________

(d) amortization of intangibles (including, but not limited to, goodwill) and organization costs,	$ __________

(e) any non-cash write-down in the value of intangibles,	$ __________

(f) any non-cash expenses in connection with Capital Stock compensation,	$ __________

(g) any extraordinary non-cash expenses or losses,	$ __________

(h)           documented losses or expenses associated with asset sales outside of the ordinary course of business (not exceeding $100,000,000
in the aggregate with respect to any such cash charges and expenses) and	$ __________

(i) the effect of non-cash purchase accounting adjustments made in accordance with GAAP	$ __________

Plus the sum of (a) - (i)	$ __________

minus the sum of (without duplication and to the extent increasing Consolidated Net Income for such period) (a) interest income,	$ __________

(b)           any extraordinary non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of
such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), and	$ __________

(c) income tax credits (to the extent not netted from income tax expense), and	$ __________

(d) the effect of non-cash purchase accounting adjustments made in accordance with GAAP.	$ __________

Minus the sum of (a) - (d)	$ __________

minus

(a)           any cash payments made during such period in respect of items described in clause (g) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses reduced Consolidated Net Income, all as determined on a consolidated basis.

$ __________

Minus item (a)	$ __________
CONSOLIDATED EBITDA	$ __________

3 Consolidated Interest Expense: for the period of four consecutive fiscal quarters ending on the last day of the fiscal quarter covered by the attached Financial Statements, total cash interest expense (including that attributable to Capital Lease Obligations) of the Group Members for such period with respect to all outstanding Indebtedness of the Group Members (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP and are treated as interest expense in accordance with GAAP).

CONSOLIDATED INTEREST EXPENSE	$ __________

EXHIBIT B

FORM OF SECRETARY’S CERTIFICATE OF ROPER TECHNOLOGIES, INC.

This Secretary’s Certificate is delivered pursuant to Section 5.1(e) of the Credit Agreement, dated as of [________], 2016 (the “Credit Agreement”; terms defined therein being used herein as therein defined), among Roper Technologies, Inc., a Delaware Corporation (the “Company”), the Foreign Subsidiary Borrowers, the Lenders party thereto, the Documentation Agents and Syndication Agents named therein and JPMorgan Chase Bank, N.A., as administrative agent.

I, [____], Secretary of the Company, DO HEREBY CERTIFY as follows:

1.       Attached hereto as Exhibit A is a complete and correct copy of the Certificate of Incorporation of the Company, certified to be true, complete and correct by the Secretary of State of the State of Delaware. No amendment or other document relating to or affecting the Certificate of Incorporation of the Company has been authorized or become effective since the date of the last amendment, no amendment or other document relating to or affecting the Certificate of Incorporation, as amended, has been filed in the office of the Secretary of State of the State of Delaware since the date of the last amendment and no action has been taken by the Company, its shareholders, directors or officers for the purpose of effecting any further amendment to or modification of such certificate of incorporation or for the merger, liquidation or dissolution of the Company.

2.       Attached hereto as Exhibit B is a true, complete and correct copy of the By-Laws of the Company as in full force and effect on the date hereof.

3.       Attached hereto as Exhibit C is a true, complete and correct copy of resolutions duly adopted by the Board of Directors of the Company on [_______], acting by [unanimous consent]. All such resolutions are in full force and effect on the date hereof in the form in which adopted and no other resolutions have been adopted by the Board of Directors of the Company or any committee thereof relating to the Credit Agreement referred to below and the transactions referred to in such resolutions.

4.       Each of the Credit Agreement, as executed by the Company, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and the other Loan Documents (as defined in the Credit Agreement), is substantially in the form approved by the Board of Directors of the Company pursuant to the resolutions described in the foregoing paragraph.

5.       The following persons are duly qualified and acting officers of the Company, duly elected or appointed to the offices set forth opposite their respective names, and each such person who, as an officer of the Company, signed (i) the Credit Agreement, (ii) any Notes (as defined in the Credit Agreement) delivered on [______], 2016 and (iii) any other document delivered prior hereto or on the date hereof in connection with the borrowings under the Credit Agreement, was duly elected or appointed, qualified and acting as such officer at the respective times of such signing and delivery, and set forth below are the genuine signatures of such persons:

Name	Office	Signature

2

IN WITNESS WHEREOF, I have executed this Certificate on this _________________.

Roper Technologies, Inc.

By:
Name:
Title: Secretary

3

I, [______] [Title] of Roper Technologies, Inc., hereby certify that [_____] is, as of the date hereof, the duly elected, qualified and acting Secretary of Roper Technologies, Inc. and that the signature set forth above is his true and correct signature.

Dated: ________________, 2016

Name:
Title:

4

FORM OF CLOSING CERTIFICATE

SECRETARY’S CERTIFICATE

The undersigned, [______], the Secretary of [Company] (the “Company”), is delivering this certificate pursuant to Section 5.1(e) of the Credit Agreement, dated as of [_________], 2016 (“the Credit Agreement”), by and among Roper Technologies, Inc., a Delaware corporation, as Parent Borrower, the Foreign Subsidiary Borrowers as defined therein, the Lenders from time to time parties thereto, [[●], as Documentation Agents, ]Wells Fargo Bank, N.A. and Bank of America, N.A. as Syndication Agents, and JPMorgan Chase Bank, N.A. as Administrative Agent.

I hereby certify, solely in my capacity as an officer of the Company and not in my individual capacity, that:2

(a)       Attached hereto as Exhibit A is a complete and correct copy of the [Certificate of Incorporation] of the Company, certified to be true, complete and correct by the [Secretary of State of the State of [__]]. No amendment or other document relating to or affecting the [Certificate of Incorporation] of the Company has been authorized or become effective since the date of the last amendment, no amendment or other document relating to or affecting the [Certificate of Incorporation], as amended, has been filed in the office of the [Secretary of State of the State of [__]] since the date of the last amendment and no action has been taken by the Company, its shareholders, directors or officers for the purpose of effecting any further amendment to or modification of such certificate of incorporation or for the merger, liquidation or dissolution of the Company.

(b)       Attached hereto as Exhibit B is a true, complete and correct copy of the [By-Laws] of the Company as in full force and effect on the date hereof.

(c)       Attached hereto as Exhibit C is a true, complete and correct copy of resolutions duly adopted by the [Board of Directors] of the Company on [_______], acting by unanimous consent. All such resolutions are in full force and effect on the date hereof in the form in which adopted and no other resolutions have been adopted by the [Board of Directors] of the Company or any committee thereof relating to the Credit Agreement referred to below and the transactions referred to in such resolutions.

(d)       Each of the [Credit Agreement][Subsidiary Guarantee Agreement dated as of [______], 2016 (the “Subsidiary Guarantee Agreement”)], as executed by the Company, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and the other Loan Documents (as defined in the Credit Agreement), is substantially in the form approved by the [Board of Directors] of the Company pursuant to the resolutions described in the foregoing paragraph.

(e)       the following persons are duly qualified and acting directors of the Company, duly elected or appointed to the offices set forth opposite their respective names, and each such person who, as an officer of the Company, signed (i) the [Credit Agreement][Subsidiary Guarantee Agreement] and (ii) any other document delivered prior hereto or on the date hereof in connection with the borrowings

[2]	Paragraphs below to be modified as necessary to reflect the type of company and any differences based on its jurisdiction of organization.

under the Credit Agreement, was duly elected or appointed, qualified and acting as such director at the respective times of such signing and delivery, and set forth below are the genuine signatures of such persons:

Name	Office	Signature

2

IN WITNESS WHEREOF, the Company has caused this certificate to be executed and delivered by their Secretary as of the [ ] day of [ ], 20[ ].

[Name of the Company]

By:
Name:
Title:

3

I, [_______], [Title] hereby certify that [______] is, as of the date hereof, the duly elected, qualified and acting Secretary of [the Company] and that the signature set forth above is his true and correct signature.

Dated: [__], 20[__]

Name
Title

4

EXHIBIT C

FORM OF
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):	Roper Technologies, Inc. and the Foreign Subsidiary Borrowers

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of [_______], 2016 among Roper Technologies, Inc., as the Parent Borrower, the Foreign Subsidiary Borrowers, the Lenders party thereto, the Documentation Agents and Syndication Agents named therein and JPMorgan Chase Bank, N.A., as Administrative Agent

[1]	Select as applicable.

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

Effective Date: ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers, the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

NAME OF ASSIGNOR

By:
Title:

ASSIGNEE

NAME OF ASSIGNOR

By:
Title:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” “Incremental Term Loans”).

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.

2

[Consented to and][4] Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:
Title:

[Consented to and][5]

[ROPER TECHNOLOGIES, INC.]

By:
Title:

[NAME OF ANY OTHER RELEVANT PARTY]

By:
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[5]	To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Lender) is required by the terms of the Credit Agreement.

3

ANNEX 1

Credit Agreement, dated as of [_______________________], 2016 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among Roper Technologies, Inc. (the “Parent Borrower”), the Foreign Subsidiary Borrowers (together with the Parent Borrower, the “Borrowers”; each, a “Borrower”), the Lenders party thereto, the Documentation Agents and Syndication Agents named therein and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”)

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

2

EXHIBIT D-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of [_______], 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ROPER TECHNOLOGIES, INC. (the “Parent Borrower”), the Foreign Subsidiary Borrowers (together with the Parent Borrower, the “Borrowers”; each, a “Borrower”), the Lenders party thereto, the Documentation Agents and Syndication Agents named therein and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or Form W-8BEN-E (or such successor form thereto required under applicable law as of the date hereof). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT D-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of [_______], 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ROPER TECHNOLOGIES, INC. (the “Parent Borrower”), the Foreign Subsidiary Borrowers (together with the Parent Borrower, the “Borrowers”; each, a “Borrower”), the Lenders party thereto, the Documentation Agents and Syndication Agents named therein and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or Form W-8BEN-E (or such successor form thereto required under applicable law as of the date hereof). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

2

EXHIBIT D-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of [_______], 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ROPER TECHNOLOGIES, INC. (the “Parent Borrower”), the Foreign Subsidiary Borrowers (together with the Parent Borrower, the “Borrowers”; each, a “Borrower”), the Lenders party thereto, the Documentation Agents and Syndication Agents named therein and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or Form W-8BEN-E from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption (or such successor form thereto required under applicable law as of the date hereof). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT D-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of [_______], 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ROPER TECHNOLOGIES, INC. (the “Parent Borrower”), the Foreign Subsidiary Borrowers (together with the Parent Borrower, the “Borrowers”; each, a “Borrower”), the Lenders party thereto, the Documentation Agents and Syndication Agents named therein and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or Form W-8BEN-E from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption (or such successor form thereto required under applicable law as of the date hereof). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT E

FORM OF NEW LENDER SUPPLEMENT

NEW LENDER SUPPLEMENT (this “New Lender Supplement”), dated ______, 20__, to the Credit Agreement, dated as of [______], 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Roper Technologies, Inc. (the “Parent Borrower”), the Foreign Subsidiary Borrowers (together with the Parent Borrower, the “Borrowers”), the Lenders parties thereto, the Documentation Agents and Syndication Agents named therein, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, the Credit Agreement provides in Section 2.20 thereof that any bank, financial institution or other entity may become a party to the Credit Agreement with the consent of the Parent Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) by executing and delivering to the Parent Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this New Lender Supplement; and

WHEREAS, the undersigned now desires to become a party to the Credit Agreement;

NOW, THEREFORE, the undersigned hereby agrees as follows:

1. The undersigned agrees to be bound by the provisions of the Credit Agreement, and agrees that it shall, on the date this New Lender Supplement is accepted by the Parent Borrower and the Administrative Agent, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with [Incremental Term Loans of $__________] [Revolving Commitment Increase of $_______].

2. The undersigned (a) represents and warrants that it is legally authorized to enter into this New Lender Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this New Lender Supplement; (c) agrees that it has made and will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, without limitation, Section 2.15(g) of the Credit Agreement.

3. The address of the undersigned for notices for the purposes of the Credit Agreement is as follows:

4. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

IN WITNESS WHEREOF, the undersigned has caused this New Lender Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF LENDER]

By:
Name:
Title:

Accepted this ____ day of
______________, 20__.

ROPER TECHNOLOGIES, INC.

By:
Name:
Title:

Accepted this ____ day of
______________, 20__.

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

EXHIBIT F

FORM OF NOTICE OF CONVERSION/CONTINUATION

Pursuant to the Credit Agreement, dated as of [_______], 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement), among ROPER TECHNOLOGIES, INC. (the “Parent Borrower”), the Foreign Subsidiary Borrowers (together with the Parent Borrower, the “Borrowers”; each, a “Borrower”), the Lenders party thereto, the Documentation Agents and Syndication Agents named therein and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”), this represents the undersigned Borrower’s request to convert or continue Loans as follows:

1.	Date of conversion/continuation: __________________, 20__

2.	Amount of Loans being converted/continued: $__________________

3.	Type of Loans being converted/continued:

a.	Revolving Loans

b.	Incremental Term Loans

4.	Nature of conversion/continuation:

a.	Conversion of ABR Loans to Eurocurrency Loans

b.	Conversion of Eurocurrency Loans to ABR Loans

c.	Continuation of Eurocurrency Loans as such

5.     If Loans are being continued as or converted to Eurocurrency Loans, the duration of the new Interest Period that commences on the conversion/continuation date: ________________ month(s)

DATED: __________ __, 20__

[INSERT NAME OF BORROWER]

By:
Name:
Title:

EXHIBIT G

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of _____________ __, 20__ (this “Agreement”), among [NAME OF FOREIGN SUBSIDIARY BORROWER], a ________________ (the “Subsidiary”), ROPER TECHNOLOGIES, INC., a Delaware corporation (the “Parent Borrower”), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the several banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of [________], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Parent Borrower, the Foreign Subsidiary Borrowers (as defined in the Credit Agreement) from time to time parties thereto, the Lenders, the Administrative Agent and other agents party thereto.

The parties hereto hereby agree as follows:

1.                  Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

2.                  Pursuant to Section 2.19 of the Credit Agreement, the Parent Borrower hereby designates the Subsidiary as a Foreign Subsidiary Borrower under the Credit Agreement.

3.                  The Parent Borrower and the Subsidiary, jointly and severally, represent and warrant that the representations and warranties contained in the Credit Agreement are true and correct in all material respects on and as of the date hereof to the extent such representations and warranties relate to the Subsidiary or to this Agreement; provided that to the extent such representations and warranties refer specifically to an earlier date, such representations and warranties are true and correct in all material respects as of such earlier date.

4.                  The Parent Borrower agrees that the guarantee of the Parent Borrower contained in Section 11 of the Credit Agreement will apply to the obligations of the Subsidiary as a Foreign Subsidiary Borrower.

5.                  Upon execution of this Agreement by the Parent Borrower, the Subsidiary and the Administrative Agent, (i) the Subsidiary shall be a party to the Credit Agreement and shall be a Foreign Subsidiary Borrower and a Borrower for all purposes thereof and (ii) the Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement.

6.                  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

7.                  This Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be an original, and all of which, when taken together, shall constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

[INSERT NAME OF SUBSIDIARY]

By:
Name:
Title:

ROPER TECHNOLOGIES, INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

2

EXHIBIT H

SUBSIDIARY GUARANTEE AGREEMENT

made by

[NAME OF SUBSIDIARY GUARANTOR]

in favor of

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

Dated as of ______________________ ___, 20___

TABLE OF CONTENTS

SECTION 1. DEFINED TERMS	3
1.1 Definitions	3
1.2 Other Definitional Provisions	4
SECTION 2. GUARANTEE	4
2.1 Guarantee	4
2.2 Right of Contribution	5
2.3 No Subrogation	5
2.4 Amendments, etc. with respect to the Primary Obligations	5
2.5 Guarantee Absolute and Unconditional	6
2.6 Reinstatement	7
2.7 Payments	7
2.8 Subordination	7
SECTION 3. REPRESENTATIONS AND WARRANTIES	7
3.1 Existence; Compliance with Law	7
3.2 Power; Authorization; Enforceable Obligations	7
3.3 No Legal Bar	8
SECTION 4. MISCELLANEOUS	8
4.1 Amendments in Writing	8
4.2 Notices	8
4.3 No Waiver by Course of Conduct; Cumulative Remedies	8
4.4 Enforcement Expenses; Indemnification	8
4.5 Successors and Assigns	9
4.6 Set-Off	9
4.7 Counterparts	9
4.8 Severability	9
4.9 Section Headings	9
4.10 Integration	9
4.11 GOVERNING LAW	9
4.12 Submission To Jurisdiction; Waivers	9
4.13 Acknowledgements	10
4.14 Additional Subsidiary Guarantors	10
4.15 Releases	10
4.16 WAIVER OF JURY TRIAL	11

SCHEDULES

Schedule 1    Notice Addresses

SUBSIDIARY GUARANTEE AGREEMENT

SUBSIDIARY GUARANTEE AGREEMENT, dated as of ____________________, 20___, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Subsidiary Guarantors”), in favor of JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of September 23, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Roper Technologies, Inc. (the “Parent Borrower”), the Foreign Subsidiary Borrowers (as defined therein), the Lenders, the Documentation Agents and Syndication Agents named therein and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrowers are members of an affiliated group of companies that includes each Subsidiary Guarantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrowers to make valuable transfers to one or more of the Subsidiary Guarantors in connection with the operation of their respective businesses; and

WHEREAS, the Borrowers and the Subsidiary Guarantors are engaged in related businesses, and each Subsidiary Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and to induce the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement, each Subsidiary Guarantor hereby agrees as follows:

SECTION 1. DEFINED TERMS

1.1       Definitions (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b)       The following terms shall have the following meanings:

“Agreement”: this Subsidiary Guarantee Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Guaranteed Parties”: the collective reference to the Administrative Agent, the Lenders and any affiliate of any Lender to which Primary Obligations or Guarantor Obligations, as applicable, are owed.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2), whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement).

“Guarantors”: the collective reference to each Subsidiary Guarantor and the Parent Borrower; provided that each Guarantor shall be considered a Guarantor only with respect to the Primary Obligations of any other Loan Party.

“Obligations”: with respect to any Loan Party, the collective reference to its Primary Obligations and Guarantor Obligations.

“Primary Obligations”: with respect to any Loan Party, the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of such Loan Party (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the other Loan Documents (other than this Agreement), any Letter of Credit or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Loan Party pursuant to the terms of any of the foregoing agreements).

1.2       Other Definitional Provisions (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b)       The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. GUARANTEE

2.1       Guarantee (a) Each of the Subsidiary Guarantors hereby, jointly and severally with each other Guarantor, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Guaranteed Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Loan Parties when due (whether at the stated maturity, by acceleration or otherwise) of the Primary Obligations.

(b)       Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Subsidiary Guarantor (other than any Borrower) hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Subsidiary Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c)       Each Subsidiary Guarantor agrees that the Primary Obligations may at any time and from time to time exceed the amount of the liability of such Subsidiary Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(d)       The guarantee contained in this Section 2 shall remain in full force and effect until all the Primary Obligations and the obligations of each Subsidiary Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Loan Parties may be free from any Primary Obligations.

(e)       No payment made by any Borrower, any other Loan Party with Primary Obligations, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from any Borrower, any other Loan Party with Primary Obligations, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Primary Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder or under the Credit Agreement which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Primary Obligations or any payment received or collected from such Guarantor in respect of the Primary Obligations), remain liable for the Primary Obligations up to the maximum liability of such Guarantor hereunder until the Primary Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated.

2.2       Right of Contribution Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

2.3       No Subrogation Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Borrower, any other Loan Party with Primary Obligations or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Primary Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower, any other Loan Party with Primary Obligations or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Loan Parties on account of the Primary Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Primary Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Primary Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

2.4       Amendments, etc. with respect to the Primary Obligations Each Subsidiary Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Subsidiary Guarantor and without notice to or further assent by any

Subsidiary Guarantor, any demand for payment of any of the Primary Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Primary Obligations continued, and the Primary Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Primary Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Primary Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5       Guarantee Absolute and Unconditional Each Subsidiary Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Primary Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Primary Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Loan Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Subsidiary Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Borrower, any other Loan Party with Primary Obligations or any of the Subsidiary Guarantors with respect to the Primary Obligations. Each Subsidiary Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Primary Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower, any other Loan Party or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower, any other Loan Party with Primary Obligations or such Subsidiary Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Loan Parties for the Primary Obligations, or of such Subsidiary Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Subsidiary Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Borrower, any other Loan Party with Primary Obligations, any other Guarantor or any other Person or against any collateral security or guarantee for the Primary Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from any Borrower, any other Loan Party with Primary Obligations, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, any other Loan Party with Primary Obligations, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Subsidiary Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any

Subsidiary Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6       Reinstatement The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Primary Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower, any other Loan Party with Primary Obligations or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower, any other Loan Party with Primary Obligations or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7       Payments Each Subsidiary Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office.

2.8       Subordination Each Subsidiary Guarantor agrees that all indebtedness and other monetary obligations owed by it to any Borrower or any other Subsidiary Guarantor shall be subordinated to the payment in full of such Subsidiary Guarantor’s Obligations.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement, each Subsidiary Guarantor hereby represents and warrants to the Administrative Agent and each Lender that:

3.1       Existence; Compliance with Law Each Subsidiary Guarantor (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation or other entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (iv) is in compliance with all Requirements of Law, except to the extent that the failure to comply with clauses (iii) and (iv) above could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2       Power; Authorization; Enforceable Obligations Each Subsidiary Guarantor has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which such Subsidiary Guarantor is a party. This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of such Subsidiary Guarantor. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Subsidiary Guarantor enforceable against such Subsidiary Guarantor in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

3.3       No Legal Bar The execution, delivery and performance of the Loan Documents to which each Subsidiary Guarantor is a party will not violate any Requirement of Law or Contractual Obligation of such Subsidiary Guarantor or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than pursuant to this Agreement).

SECTION 4. MISCELLANEOUS

4.1       Amendments in Writing None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

4.2       Notices All notices, requests and demands to or upon the Administrative Agent or any Subsidiary Guarantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Subsidiary Guarantor shall be addressed to such Subsidiary Guarantor at its notice address set forth on Schedule 1.

4.3       No Waiver by Course of Conduct; Cumulative Remedies Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 4.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or under any other Loan Document or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

4.4       Enforcement Expenses; Indemnification (a) Each Subsidiary Guarantor agrees to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in collecting against such Subsidiary Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Subsidiary Guarantor is a party, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent.

(b)       Each Subsidiary Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)       Each Subsidiary Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Parent Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement.

(d)       The agreements in this Section 4.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

4.5       Successors and Assigns This Agreement shall be binding upon the successors and assigns of each Subsidiary Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns; provided that no Subsidiary Guarantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

4.6       Set-Off In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to any Subsidiary Guarantor, any such notice being expressly waived by each Subsidiary Guarantor to the extent permitted by applicable law, upon any Obligations becoming due and payable by any Subsidiary Guarantor (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of such Subsidiary Guarantor. Each Lender agrees to promptly notify the relevant Subsidiary Guarantor and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

4.7       Counterparts This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by email or telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

4.8       Severability Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.9       Section Headings The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

4.10       Integration This Agreement and the other Loan Documents represent the agreement of the Subsidiary Guarantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

4.11       GOVERNING LAW THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

4.12       Submission To Jurisdiction; Waivers Each Subsidiary Guarantor hereby irrevocably and unconditionally:

(a)       submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)       consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)       agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Subsidiary Guarantor at its address referred to in Section 4.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)       agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)       waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

4.13       Acknowledgements Each Subsidiary Guarantor hereby acknowledges that:

(a)       it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)       neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Subsidiary Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Subsidiary Guarantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)       no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Subsidiary Guarantors and the Lenders.

4.14       Additional Subsidiary Guarantors Each Subsidiary of the Parent Borrower that becomes a party to this Agreement pursuant to Section 11.7 of the Credit Agreement shall become a Subsidiary Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

4.15 Releases (a) At such time as the Loans, the Reimbursement Obligations and the other Obligations shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Subsidiary Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party. At the request and sole expense of any Subsidiary Guarantor following any such termination, the Administrative Agent shall execute and deliver to such Subsidiary Guarantor such documents as such Subsidiary Guarantor shall reasonably request to evidence such termination.

(b)       At the request and sole expense of the Parent Borrower, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Parent Borrower shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Parent Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

4.16       WAIVER OF JURY TRIALEACH SUBSIDIARY GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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IN WITNESS WHEREOF, each of the undersigned has caused this Subsidiary Guarantee Agreement to be duly executed and delivered as of the date first above written.

[NAME OF SUBSIDIARY GUARANTOR]

By:
Title:

Schedule 1

NOTICE ADDRESSES OF SUBSIDIARY GUARANTORS

Annex 1 to

Subsidiary Guarantee Agreement

ASSUMPTION AGREEMENT, dated as of ________________, 20__, made by ______________________________ (the “Additional Subsidiary Guarantor”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H :

WHEREAS, Roper Technologies, Inc. (the “Parent Borrower”), the Foreign Subsidiary Borrowers (as defined therein), the Lenders, the Documentation Agents and Syndication Agents named therein and the Administrative Agent have entered into a Credit Agreement, dated as of September 23, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, certain Subsidiaries of the Parent Borrower have entered into the Subsidiary Guarantee Agreement, dated as of ________________________, 20__ (as amended, supplemented or otherwise modified from time to time, the “Subsidiary Guarantee Agreement”) in favor of the Administrative Agent for the ratable benefit of the Guaranteed Parties;

WHEREAS, the Parent Borrower wishes to cause the Additional Subsidiary Guarantor to become a party to the Subsidiary Guarantee Agreement; and

WHEREAS, the Additional Subsidiary Guarantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Subsidiary Guarantee Agreement.

NOW, THEREFORE, IT IS AGREED:

1. Subsidiary Guarantee Agreement. By executing and delivering this Assumption Agreement, the Additional Subsidiary Guarantor, as provided in Section 4.14 of the Subsidiary Guarantee Agreement, hereby becomes a party to the Subsidiary Guarantee Agreement as a Subsidiary Guarantor thereunder with the same force and effect as if originally named therein as a Subsidiary Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Subsidiary Guarantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Subsidiary Guarantee Agreement. The Additional Subsidiary Guarantor hereby represents and warrants that each of the representations and warranties contained in Section 3 of the Subsidiary Guarantee Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL SUBSIDIARY GUARANTOR]

By:
Name:
Title:

Annex 1-A to
Assumption Agreement

Supplement to Schedule 1